EXECUTION COPY

                             AGREEMENT AND PLAN OF


                           REORGANIZATION AND MERGER


                                By and Between

                               AURORA FOODS INC.

                                      and

                          CRUNCH EQUITY HOLDING, LLC

                         Dated as of November 25, 2003



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
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                               TABLE OF CONTENTS

                                                                                                                Page
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
ARTICLE I RESTRUCTURING...........................................................................................2
                      Section 1.1       Restructuring.............................................................2

ARTICLE II ALLOCATION OF EQUITY AMONG THE BONDHOLDERS.............................................................4
                      Section 2.1       Equity Election Procedure.................................................4
                      Section 2.2       Subscription Rights.......................................................5

ARTICLE III THE MERGER............................................................................................7
                      Section 3.1       Merger; Surviving Corporation.............................................7
                      Section 3.2       Effective Time............................................................7
                      Section 3.3       Effects of the Merger.....................................................7
                      Section 3.4       Certificate of Incorporation and Bylaws...................................8
                      Section 3.5       Directors and Officers....................................................8
                      Section 3.6       Definitions Relating to the Merger and Adjustments........................8
                      Section 3.7       Rights in Respect of Sub Debt and Class A Units..........................12
                      Section 3.8       Payment..................................................................12
                      Section 3.9       Exchange of Certificates.................................................14
                      Section 3.10      Tax Effects of Reorganization Transactions...............................14

ARTICLE IV POST-CLOSING ADJUSTMENTS..............................................................................15
                      Section 4.1       Adjustment to Merger Consideration.......................................15
                      Section 4.2       Post-Closing Adjustment..................................................16

ARTICLE V THE CLOSING............................................................................................17
                      Section 5.1       The Closing..............................................................17
                      Section 5.2       Deliveries...............................................................17
                      Section 5.3       Initial EBITDA Calculation...............................................18

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................19
                      Section 6.1       Organization; Subsidiaries...............................................20
                      Section 6.2       Due Authorization........................................................21
                      Section 6.3       Capitalization...........................................................21
                      Section 6.4       SEC Reports..............................................................22
                      Section 6.5       Financial Statements.....................................................22
                      Section 6.6       Absence of Certain Changes...............................................22
                      Section 6.7       Litigation...............................................................23
                      Section 6.8       Consents and Approvals...................................................23
                      Section 6.9       Noncontravention.........................................................24
                      Section 6.10      Compliance with Laws.....................................................24
                      Section 6.11      Company Material Contracts...............................................24
                      Section 6.12      Financial Advisory, Legal and Other Fees.................................26
                      Section 6.13      ERISA Compliance.........................................................26
                      Section 6.14      Intellectual Property....................................................27
                      Section 6.15      Taxes....................................................................28
                      Section 6.16      Properties...............................................................30
                      Section 6.17      Environmental Matters....................................................31
                      Section 6.18      Affiliate Transactions...................................................31
                      Section 6.19      Labor Relations..........................................................32
                      Section 6.20      Certain Business Practices...............................................32
                      Section 6.21      Insurance................................................................32
                      Section 6.22      State Takeover Statutes..................................................32
                      Section 6.23      Product Recalls..........................................................33

ARTICLE VII REPRESENTATIONS AND WARRANTIES REGARDING PINNACLE....................................................33
                      Section 7.1       Organization.............................................................33
                      Section 7.2       Capitalization; Subsidiaries.............................................34
                      Section 7.3       Financial Statements.....................................................34
                      Section 7.4       Absence of Certain Changes...............................................35
                      Section 7.5       Litigation...............................................................35
                      Section 7.6       Consents and Approvals...................................................35
                      Section 7.7       Noncontravention.........................................................36
                      Section 7.8       Compliance with Laws.....................................................36
                      Section 7.9       Pinnacle Material Contracts..............................................36
                      Section 7.10      ERISA Compliance; Labor..................................................38
                      Section 7.11      Intellectual Property....................................................39
                      Section 7.12      Taxes....................................................................40
                      Section 7.13      Properties...............................................................42
                      Section 7.14      Environmental Matters....................................................43
                      Section 7.15      Affiliate Transactions...................................................43
                      Section 7.16      Insurance................................................................43
                      Section 7.17      Product Recalls..........................................................44

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF CEH LLC...........................................................44
                      Section 8.1       Organization.............................................................44
                      Section 8.2       Due Authorization........................................................44
                      Section 8.3       Non-Contravention........................................................44
                      Section 8.4       Litigation...............................................................45
                      Section 8.5       Consents and Approvals...................................................45
                      Section 8.6       Financing................................................................46
                      Section 8.7       Ownership of Holding and Pinnacle........................................46
                      Section 8.8       Financial Advisory, Legal and Other Fees.................................46
                      Section 8.9       Beneficial Ownership.....................................................46
                      Section 8.10      Capitalization; Subsidiaries.............................................46
                      Section 8.11      No Preemptive Rights.....................................................47
                      Section 8.12      No Activity..............................................................47

ARTICLE IX COVENANTS OF THE COMPANY..............................................................................47
                      Section 9.1       Conduct of Business Pending Closing......................................47
                      Section 9.2       Directors' and Officers' Indemnification and Insurance...................50
                      Section 9.3       No Solicitation of Alternative Proposals.................................51
                      Section 9.4       Access to Information....................................................52
                      Section 9.5       Consents.................................................................53
                      Section 9.6       Agreements with Five Percent Holders.....................................53
                      Section 9.7       Releases.................................................................53
                      Section 9.8       Notification of Certain Matters..........................................53
                      Section 9.9       Assistance with the Financing............................................53
                      Section 9.10      Closing Fee; Expenses....................................................53
                      Section 9.11      Invoices for Professional Services.......................................54
                      Section 9.12      Pinnacle-Aurora Merger Agreement.........................................54
                      Section 9.13      Voting Agent; Exchange Agent.............................................54

ARTICLE X COVENANTS OF CEH LLC...................................................................................54
                      Section 10.1      Conduct of Business Pending Closing......................................54
                      Section 10.2      Consents.................................................................55
                      Section 10.3      Debt Commitment Letter...................................................55
                      Section 10.4      Access to Information....................................................55
                      Section 10.5      Approval of Bankruptcy Plan..............................................56
                      Section 10.6      Notification of Certain Matters..........................................56
                      Section 10.7      Pinnacle-Aurora Merger Agreement.........................................57
                      Section 10.8      Equity Contribution......................................................57
                      Section 10.9      Financial Reports........................................................57
                      Section 10.10     No Activity..............................................................57

ARTICLE XI CONDITIONS............................................................................................57
                      Section 11.1      Conditions to Each Party's Obligations...................................57
                      Section 11.2      Conditions to the Obligations of CEH LLC.................................58
                      Section 11.3      Conditions to the Obligations of the Company.............................59

ARTICLE XII TERMINATION..........................................................................................60
                      Section 12.1      Termination..............................................................60
                      Section 12.2      Fees and Expenses........................................................61

ARTICLE XIII NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS; NATURE OF REMEDIES.............62

ARTICLE XIV CERTAIN DEFINITIONS..................................................................................63
                      Section 14.1      Certain Definitions......................................................63

ARTICLE XV MISCELLANEOUS.........................................................................................80
                      Section 15.1      Governing Law............................................................80
                      Section 15.2      Jurisdiction; Forum; Service of Process; Waiver of Jury..................80
                      Section 15.3      Successors and Assigns...................................................81
                      Section 15.4      Entire Agreement; Amendment..............................................81
                      Section 15.5      Notices..................................................................81
                      Section 15.6      Delays or Omissions......................................................84
                      Section 15.7      Counterparts.............................................................84
                      Section 15.8      Severability.............................................................84
                      Section 15.9      Titles and Subtitles.....................................................84
                      Section 15.10     Acknowledgment...........................................................84
                      Section 15.11     No Public Announcement...................................................85
                      Section 15.12     Further Actions; Reasonable Best Efforts.................................85
                      Section 15.13     Interpretation...........................................................86
                      Section 15.14     Satisfaction with Bondholder Trust.......................................86
                      Section 15.15     Conditions Precedent to Effectiveness of This Agreement..................86
                      Section 15.16     Notice Regarding Pinnacle Lenders........................................87
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                                 EXHIBIT INDEX
                                 -------------

Exhibit A        --      Break-Up Payment Order
Exhibit B        --      DIP Financing Commitment Letters
Exhibit C        --      Break-Up Payment Claim Order
Exhibit D        --      Certificate of Incorporation and Bylaws
Exhibit E        --      Debt Commitment Letters
Exhibit F        --      Equity Commitment Letter
Exhibit G        --      Agreement Effectiveness Notice
Exhibit H        --      CEH LLC Members Agreement
Exhibit I        --      CEH LLC Operating Agreement
Exhibit J        --      Indemnity Agreement
Exhibit K        --      Pinnacle-Aurora Merger Agreement
Exhibit L        --      Termination Agreement




                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                  THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement"), dated as of November 25, 2003, is made by and between Aurora Foods Inc., a Delaware corporation (the "Company" or "Aurora"), and Crunch Equity Holding, LLC, a Delaware limited liability company ("CEH LLC"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Section 3.6 and Article XIV hereof.

                  WHEREAS, the Company and J.W. Childs Equity Partners III, L.P. ("JWC") are party to that certain Stock Purchase Agreement (the "Original SPA"), dated as of July 11, 2003, pursuant to which the Company and JWC agreed to effect a series of transactions that would constitute a capital restructuring of the Company, subject to the terms and conditions contained therein;

                  WHEREAS, Crunch Holding Corp., a Delaware corporation ("Holding"), is party to that certain Agreement and Plan of Merger (the "Pinnacle Merger Agreement"), dated as of August 8, 2003, among Pinnacle Foods Holding Corporation ("Pinnacle"), Holding and Crunch Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holding ("Acquisition"), pursuant to which Acquisition will merge with and into Pinnacle (the "Pinnacle Merger") and Pinnacle will become a wholly-owned subsidiary of Holding, subject to the terms and conditions contained therein;

                  WHEREAS, on October 13, 2003, the Company, J.P. Morgan Partners, LLC ("JPMP"), JWC, C. Dean Metropoulos and Co. ("CDM") and the Informal Bondholder Committee of Aurora (the "Informal Committee") entered into a Letter of Intent (the "Letter of Intent") with regard to the capital restructuring of the Company, pursuant to which the parties agreed to negotiate in good faith with a view towards (i) amending and restating the Original SPA by entering into this Agreement and (ii) providing for a combination of the businesses of Pinnacle and Aurora;

                  WHEREAS, (a) CEH LLC was formed by JWC, JPMP and CDM for purposes of making their respective investments in Pinnacle and Aurora, (b) Holding is a wholly-owned subsidiary of CEH LLC, and (c) upon consummation of the Pinnacle Merger, Pinnacle will be a wholly-owned subsidiary of Holding;

                  WHEREAS, as contemplated by the Letter of Intent, CEH LLC desires to cause its indirect wholly-owned subsidiary Pinnacle to merge with and into Aurora (the "Merger") and to make a cash investment in the Company via the Merger, on the terms and conditions set forth herein;

                  WHEREAS, the parties desire to effectuate the capital restructuring and investment contemplated herein in the context of a voluntary case commenced by Aurora pursuant to Chapter 11 of the Bankruptcy Code, and pursuant to the Bankruptcy Plan and the Disclosure Statement (as each term is defined below) relating thereto; and

                  WHEREAS, the Company desires to effectuate its capital restructuring on the terms and conditions contained in this Agreement and pursuant to the Bankruptcy Plan.

                  NOW, THEREFORE, subject to Section 15.15 of this Agreement, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

                                  ARTICLE I

                                 RESTRUCTURING

                  Section 1.1 Restructuring.

                           (a) The Company, Sea Coast and CEH LLC shall use
their reasonable best efforts to effectuate the Restructuring. In furtherance of and without limiting the generality of the foregoing, the Company and Sea Coast shall contemporaneously with the Agreement Effective Date commence a Bankruptcy Case and propose and file with the Bankruptcy Court the following:

                                   (i) a plan of reorganization under Chapter
         11 of the Bankruptcy Code in a form reasonably acceptable to CEH LLC and the Designated Representative (the "Bankruptcy Plan");

                                    (ii) a disclosure statement in a form
         reasonably acceptable to CEH LLC and the Designated Representative (the "Disclosure Statement");

                                    (iii) a motion (the "Break-Up Payment
         Motion") for approval of the Break-Up Payment as an Administrative Claim in the Bankruptcy Case together with all necessary supporting papers and the proposed order substantially in the form attached hereto as Exhibit A (the "Break-Up Payment Order"); and

                                    (iv) first day orders in a form reasonably
         acceptable to CEH LLC and the Designated Representative, which shall include an interim order approving the DIP Facility (the "First Day Orders" and together with the Break-Up Payment Order, the "Orders").

Upon commencement of the Bankruptcy Case, the Company and Sea Coast shall promptly seek to obtain the Confirmation Order with respect to the Bankruptcy Plan, the Other First Day Orders and the Break-Up Payment Order.

                           (b) Intent of the Restructuring. Subject to the
specific terms and conditions of the Bankruptcy Plan, the parties hereto agree that the intent of the Restructuring is as follows:

                                    (i) the Existing Credit Facility shall be
         paid in full, including the Bank Fees and any Paid Default Interest;

                                    (ii) the Lenders shall have waived any
         right to the Asset Sale Fee and Excess Leverage Fee (each as defined in the Existing Credit Facility) payable under the Existing Credit Facility in excess of $15 million (such $15 million, the "Bank Fees") and any default interest under the Existing Credit Facility other than Paid Default Interest, subject to consummation of the Restructuring on or prior to March 31, 2004, in accordance with the terms of the Existing Credit Facility, as amended on October 9, 2003;

                                    (iii) the Receivables Facility shall be
         terminated in accordance with its terms;

                                    (iv) the holders of the Senior Notes shall
         be repaid in full (less the original issue discount from the par value of such Senior Notes in the amount of $1.9 million);

                                    (v) the debtor-in-possession facility (the
         "DIP Facility") described in the commitment letters attached hereto as Exhibit B shall be paid in full;

                                    (vi) in exchange for its rights in the Sub
         Debt and other claims, each of the Bondholders shall be entitled to:

                                         (A) the Cash Election which will be
                  valued at $0.50 per each dollar of principal face amount of Sub Debt, or

                                         (B) (i) the Equity Election, which
                  will be valued at approximately $0.53 per each dollar of principal face amount of Sub Debt, subject to adjustment,
                  (ii) the Cash-Out Subscription Right and (iii) the Make-Up Subscription Right.

         Each Bondholder shall receive the Sub Debt Cash Consideration unless such Bondholder validly elects to receive Bondholder Trust Interests pursuant to an Equity Election in accordance with Section 2.1; provided, however, that pursuant to Section 2.1(d) hereof, no more than 50% of the aggregate principal face amount of the Sub Debt may be subject to Cash Elections;

                                    (vii) all other claims against the Company
         shall be unimpaired (provided that, the Company shall reject the St. Louis Leases and, to the extent CEH LLC, the Company and the Designated Representative agree, the Bankruptcy Plan may impair Litigation claims);

                                    (viii) all of the outstanding shares of
         Common Stock and Series A Preferred, together with all rights relating to the purchase and sale thereof (including any options or warrants) will be cancelled with no further rights or obligations relating thereto; and

                                    (ix) to the extent that the Company has
         cash balances in excess of $25 million after all distributions have been made and reserves, if any, funded pursuant to the Bankruptcy Plan (excluding any amounts received from Make-Up Subscription Amount, which shall be applied only towards the payment of the Bank Fees and Paid Default Interest), the Company shall use the amount of such excess to further reduce the principal amount of the Pinnacle Senior Credit Facility.

                           (c) Prior to the consummation of the Merger, CEH
LLC intends to cause Holding to adopt a management stock option plan (the "Holding Option Plan") providing for the issuance of up to 5% of the fully diluted equity of Holding, which shall be a time-based and/or performance-based management incentive plan upon customary terms and conditions.

                           (d) The Merger will be part of and will be
consummated contemporaneously with the effectiveness of the Bankruptcy Plan.

                           (e) If this Agreement has been terminated prior to
the commencement of the Bankruptcy Case under circumstances in which CEH LLC is entitled to the Break-Up Payment, a motion (the "Break-Up Payment Claim Motion") shall be filed by the Company seeking allowance as an Administrative Claim in the Bankruptcy Case of CEH LLC's claim for payment of the Break-Up Payment (the "Allowed Break-Up Payment Claim"), together with all necessary supporting papers and a proposed order in substantially the form attached hereto as Exhibit C (the "Break-Up Payment Claim Order") within three (3) Business Days after the commencement of the Bankruptcy Case. The Company shall take all action reasonably necessary, including filing any motion, proposed order and supporting documents, to seek approval from the Bankruptcy Court of the Company's obligation to pay the Break-Up Payment to CEH LLC as an Administrative Claim in the Bankruptcy Case.

NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A TENDER OFFER FOR ANY SECURITIES, A SOLICITATION OF PROXIES OR A SOLICITATION OR OFFER TO SELL OR EXCHANGE SECURITIES TO ANY PERSON OTHER THAN CEH LLC.

                                  ARTICLE II

                  ALLOCATION OF EQUITY AMONG THE BONDHOLDERS

                  Section 2.1 Equity Election Procedure.

                           (a) Each Bondholder who is, either directly or
through a nominee, trustee or other Person acting in a representative capacity (a "Holder Representative"), a record holder of Sub Debt (a "Record Date Bondholder") on the record date (the "Record Date") established pursuant to Rule 3017(d) of the Federal Rules of Bankruptcy Procedure and any applicable local rules of the Delaware bankruptcy court, shall receive the Sub Debt Cash Consideration (a "Cash Election") unless such holder makes an irrevocable election to receive the Sub Debt Equity Consideration (an "Equity Election") with respect to all of the Sub Debt then held by such Bondholder on the basis hereinafter set forth.

                           (b) The Company shall enclose an Election Form and
a Trust Accession Instrument together with the Disclosure Statement and other solicitation materials distributed to the Record Date Bondholders or their Holder Representatives. The Election Form shall permit each Bondholder, or such Bondholder's Holder Representative acting on such Bondholder's behalf, to make an Equity Election. Except pursuant to Section 2.1(d), an Equity Election will be properly made only if the Voting Agent shall have received at its designated office, by 5:00 p.m. New York City time on the Plan Voting Date, a properly completed and signed Election Form and Trust Accession Instrument. A Holder Representative may submit a separate Election Form for each Record Date Bondholder for whom such Holder Representative acts as a nominee, trustee or in another representative capacity. Once made, an Equity Election shall be binding upon such Bondholder and all successors, transferees and assignees thereof, and may not be revoked, rescinded, amended or superceded by any Person.

                           (c) The determination of the Company, in its sole
discretion, which it may delegate in whole or in part to the Voting Agent, shall be conclusive and binding as to whether or not Equity Elections have been timely and properly made pursuant to this Section 2.1. The Company may, in its sole discretion, which it may delegate in whole or in part to the Voting Agent, disregard immaterial defects in any Election Form. The decision of the Company or Voting Agent in such matters shall be conclusive and binding so long as it has acted in good faith. Neither the Company nor the Voting Agent shall be under any obligation to notify any person of any defect in any Election Form submitted to the Voting Agent.

                           (d) Notwithstanding the foregoing provisions of
this Section 2.1, to the extent that the sum of (x) the aggregate principal face amount of Sub Debt for which Equity Elections are validly made pursuant to Section 2.1(b) plus (y) an amount equal to the aggregate amount of Cash-Out Class A Units validly subscribed for by the Eligible Bondholders divided by the Sub Debt Cash-Out Value, is less than $200 million (the amount of such difference, an "Equity Election Shortfall"), each Bondholder who validly made or is deemed to have made a Cash Election shall be deemed (for all purposes of this Agreement) to have made (i) an Equity Election with respect to a principal face amount of such Bondholder's Sub Debt equal to the product of
(A) the Equity Election Shortfall and (B) the quotient of (I) the aggregate principal face amount of Sub Debt held of record as of the Record Date by such Bondholder (either directly or through such Bondholder's Holder Representative) over (II) the aggregate principal face amount of Sub Debt held of record as of the Record Date by all Bondholders (either directly or through their Holder Representatives) who validly made or have been deemed to have made Cash Elections and (ii) a Cash Election with respect to a principal face amount of Sub Debt equal to the aggregate principal face amount of Sub Debt held of record as of the Record Date by such Bondholder (either directly or through such Bondholder's Holder Representative) less the amount in (i).

                  Section 2.2 Subscription Rights. (a) Each Record Date Bondholder that validly makes an Equity Election, either directly or through such Bondholder's Holder Representative (an "Eligible Bondholder"), shall have the right to subscribe for Bondholder Class A Units (expressed throughout this Agreement in dollar values) pursuant to a Cash-Out Subscription Right and a Make-Up Subscription Right, in each case on the terms and conditions set forth in this Section 2.2

                           (b) The Company shall enclose a Subscription
Election Form together with the Disclosure Statement and other solicitation materials distributed to the Record Date Bondholders or their Holder Representatives, which form shall include: (i) instructions (including examples) for calculating an Eligible Bondholder's Applicable Percentage; (ii) a good faith estimate of the amount of the Equity Deficiency; (iii) rights for each Eligible Bondholder to subscribe for (A) an amount of Cash-Out Class A Units equal to the product of (I) such Eligible Bondholder's Applicable Percentage, (II) the aggregate principal face amount of the Cashed-Out Sub Debt and (III) the Sub Debt Cash-Out Value (a "Cash-Out Subscription Right"), and (B) up to an aggregate amount of Make-Up Class A Units equal to the Equity Deficiency (a "Make-Up Subscription Right"). All subscriptions described in this Section 2.2(b) will be made simultaneously with the Closing. The foregoing rights shall by their terms remain open and exercisable until 5:00 p.m., New York City time, on the Plan Voting Date (the "Subscription Right Period").

                           (c) To the extent that the aggregate amount of the
Make-Up Class A Units subscribed for by the Eligible Bondholders pursuant to the Make-Up Subscription Right exceeds the amount of the Equity Deficiency, each such Eligible Bondholder's subscription amount pursuant to the Make-Up Subscription Right shall be equal (for all purposes of this Agreement) to the product of (i) the amount of the Equity Deficiency and (ii) the quotient of
(A) the aggregate amount of Sub Debt held of record by such Bondholder, either directly or through such Bondholder's Holder Representative, as of the Record Date, over (B) the aggregate amount of Sub Debt held by Eligible Bondholders, either directly or through their Holder Representatives, as of the Record Date who elect to exercise the Make-Up Subscription Right.

                           (d) Each Eligible Bondholder shall have the option
to exercise the Cash-Out Subscription Right and Make-Up Subscription Right by delivering an appropriately completed and signed Subscription Election Form to the Voting Agent prior to the expiration of the Subscription Right Period. A Holder Representative may submit a separate Subscription Election Form for each Eligible Bondholder for whom such holder acts as a nominee, trustee or in another representative capacity.

                           (e) The Company shall, by no later than fifteen
(15) Business Days prior to the Closing Date (or such shorter period as may be agreed by the Company and the Designated Representative), mail a notice (a "Subscription Payment Notice") to each Eligible Bondholder, or such Bondholder's Holder Representative, from whom the Company has received a completed and signed Subscription Election Form setting forth: (i) the anticipated Closing Date; (ii) a statement of the amount of Cash-Out Class A Units subscribed for by such Bondholder pursuant to the Cash-Out Subscription Right; and (iii) a statement of (A) the amount of the Equity Deficiency and
(B) the amount of Make-Up Class A Units subscribed for by such Bondholder pursuant to the Make-Up Subscription Right. Each applicable Eligible Bondholder shall, by no later than three (3) Business Days prior to the Closing Date (the "Subscription Payment Deadline"), (x) with respect to any exercised Make-Up Subscription Right, pay to the Exchange Agent an amount equal to the amount of the Make-Up Class A Units specified in the Subscription Payment Notice, and (y) with respect to an exercised Cash-Out Subscription Right, pay to the Exchange Agent an amount equal to the amount of the Cash-Out Class A Units specified in the Subscription Payment Notice. In the event that an Eligible Bondholder's subscription payments shall not have been received by the Exchange Agent prior to the Subscription Payment Deadline, such Bondholder's Subscription Acceptance Notice shall be deemed to have been revoked for all purposes of this Agreement.

                           (f) To the extent that less than all of the
Bondholder Class A Units subject to subscription pursuant to this Section 2.2 are subscribed for by the Eligible Bondholders, the Pinnacle Equity Sponsors shall subscribe for the remainder of such Bondholder Class A Units, which subscription shall be made simultaneously with the Closing and shall otherwise be on the same terms as the subscription rights provided to the Eligible Bondholders under this Section 2.2, except for the time of payment. At Closing, the Pinnacle Equity Sponsors shall, if applicable, (i) with respect to the amount by which the Equity Deficiency exceeds payments received by the Exchange Agent in respect of the Make-Up Class A Units pursuant to Section 2.2(e), invest the amount of such excess in Pinnacle (by way of CEH LLC and Holding), (ii) with respect to the amount by which the product of (A) the aggregate principal face amount of the Cashed Out Sub Debt and (B) the Sub Debt Cash-Out Value exceeds payments received by the Exchange Agent in respect of Cash-Out Class A Units pursuant to Section 2.2(e), invest the amount of such excess in Pinnacle (by way of CEH LLC and Holding) and (iii) execute and deliver to the Exchange Agent a Trust Accession Instrument with respect to such subscription.

                                 ARTICLE III

                                  THE MERGER

                  Section 3.1 Merger; Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, CEH LLC shall cause Pinnacle to be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Pinnacle-Aurora Merger Agreement and the DGCL. Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Reorganized Company") and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Pinnacle shall cease. Notwithstanding the foregoing, CEH LLC may, upon written notice to the Company, request, which request shall be reasonably considered by the Company, that the Merger shall be accomplished via the merger of the Company with and into Pinnacle or Holding, and the Company and CEH LLC shall negotiate in good faith to amend this Agreement to the extent necessary to give effect to any agreed changes.

                  Section 3.2 Effective Time. As a part of the Closing, the Company and CEH LLC shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and shall take all such other and further actions as may be required by applicable Law to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the "Effective Time").

                  Section 3.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Pinnacle-Aurora Merger Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed and subject to the Bankruptcy Plan, at the Effective Time:

                           (a) the separate existence of Pinnacle shall cease
and Pinnacle shall be merged with and into the Company, which shall be the Reorganized Company;

                           (b) each share of common stock of Pinnacle issued
and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of newly issued common stock of the Reorganized Company;

                           (c) all shares of capital stock of the Company,
together with all rights relating to the purchase and sale thereof (including any options and warrants) shall be canceled and retired with no further rights or obligations relating thereto and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

                           (d) all the property, rights, privileges,
immunities, powers and franchises of the Company and Pinnacle shall vest in the Reorganized Company, and all debts, liabilities, obligations and duties of the Company and Pinnacle shall become the debts, liabilities, obligations and duties of the Reorganized Company.

                  Section 3.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Company shall be amended and restated as of the Effective Time to be substantially in the form attached as Exhibit D hereto, giving effect to any amendments included in the Certificate of Merger, and shall be the certificate of incorporation and bylaws of the Reorganized Company as of the Effective Time, until altered, amended or repealed as provided therein or by applicable Laws.

                  Section 3.5 Directors and Officers. The initial directors of the Reorganized Company shall be identical to those of CEH LLC at the Effective Time (as provided in the CEH LLC Members Agreement), each to hold such office in accordance with the certificate of incorporation and by-laws of the Reorganized Company, in each case until their death, resignation, removal or their respective successors are duly elected and qualified. The initial officers of the Reorganized Company shall consist of the officers of Pinnacle at the Effective Time, each to hold such office in accordance with the certificate of incorporation and by-laws of the Reorganized Company, in each case until their death, resignation, removal or their respective successors are duly elected and qualified. The initial officers and directors shall be set forth in a notice filed with the Bankruptcy Court no later than fifteen
(15) days prior to the first date set by the Bankruptcy Court for the hearing on confirmation of the Bankruptcy Plan.

                  Section 3.6 Definitions Relating to the Merger and Adjustments. For purposes of this Agreement, the following terms relating to the Merger and adjustments shall have the meanings specified in this Section 3.6:

                  "Actual Aurora Adjusted Net Debt" equals (i) Actual Aurora Net Debt plus (ii) the lesser of (A) fifty percent (50%) of the difference of
(I) the Actual Employee Expense Amount (up to a maximum of $25 million), minus
(II) the Bonus Accrual Items reflected on the Final Aurora Balance Sheet, minus (III) any amounts paid prior to the Closing Date which were included in the Actual Employee Expense Amount, or (B) $10.25 million, minus (iii) Actual Aurora Working Capital.

                  "Actual Cash-Out LLC Units" means with respect to any Person, a number of Class A Units equal to the quotient of (a) the product of
(i) the amount of such Person's Cash-Out Class A Units and (ii) the quotient of (A) the Actual Sub Debt Equity Value Per Dollar over (B) the Sub Debt Cash-Out Value over (b) the Class A Per Unit Value.

                  "Actual Employee Expense Amount" has the meaning set forth in Section 4.1(c).

                  "Actual LLC Units" means with respect to any Person, such Person's Actual Cash-Out LLC Units and Actual Sub Debt LLC Units.

                  "Actual Sub Debt Equity Value" equals (a) $225 million, minus (b) the Equity Deficiency, and (c):

                  (i) if Actual Aurora Adjusted Net Debt is greater than $609.9 million, minus the amount by which Actual Aurora Adjusted Net Debt exceeds $609.9 million; or

                  (ii) if Actual Aurora Adjusted Net Debt is less than $595.9 million, plus the amount by which $595.9 million exceeds Actual Aurora Adjusted Net Debt.

                  "Actual Sub Debt Equity Value Per Dollar" equals the quotient of (a) Actual Sub Debt Equity Value over (b) $400 million.

                  "Actual Sub Debt LLC Units" means with respect to any Bondholder, a number of Class A Units equal to the quotient of (a) the product of (i) the principal face amount of Sub Debt held by such Person (either directly or through such Bondholder's Holder Representative) for which an Equity Election has been made and (ii) and the Actual Sub Debt Equity Value Per Dollar over (b) the Class A Per Unit Value.

                  "Aurora Net Debt" means, as of any day, the total Indebtedness of the Company and Sea Coast on such day, net of cash on hand on such day, in each case, as would be shown on a consolidated balance sheet of the Company and Sea Coast as of such day prepared in accordance with GAAP; provided, that for purposes of calculating the Aurora Net Debt the Excluded Aurora Expenses shall be excluded.

                  "Aurora Working Capital" means (a) the sum of (i) net accounts receivable plus (ii) total inventories net of reserves plus (iii) prepaid expenses (other than in respect of premiums paid to maintain or procure the directors' and officers' insurance pursuant to Section 9.2(a) hereof), minus (b) the sum of (i) accounts payable plus (ii) accrued expenses excluding accrued interest, accrued dividends and plant shutdown reserves, in each case, of the Company and Sea Coast on a consolidated basis; provided, that Aurora Working Capital shall exclude the Excluded Aurora Expenses (for the avoidance of doubt, it is intended that Bonus Accrual Items will be included in the calculation of Aurora Working Capital (as a result of their exclusion from clause (ii) of the definition of "Excluded Aurora Expenses")).

                  "Bonus Accrual Items" means accruals made in respect of (i) any amount payable in respect of the Company's bonus plan as set forth as Items 3, 6, 8, and 9 of Section 6.13(a) of the Company Disclosure Schedule;
(ii) any bonuses payable to the individuals set forth in Items 39-54 (without duplication) of Section 6.13(a) of the Company Disclosure Schedule, and (iii) any increases in bonuses payable due to overtime pursuant to the Company's bonus plan set forth as Items 3 and 8 of Section 6.13(a) of the Company Disclosure Schedule. For informational purposes only, as of November 11, 2003, the Bonus Accrual Items were estimated to amount to approximately $3.6 million as of December 31, 2003, it being acknowledged that the actual amount of such accruals may be different as of such date or as of any other date.

                  "Bondholder Class A Units" means the Cash-Out Class A Units and the Make-Up Class A Units.

                  "Cash-Out Class A Units" means the Class A Units distributed to Bondholder Trust for such Person's account in respect of the cash invested at Closing, in the case of any Eligible Bondholder, in the Company, and in the case of the Pinnacle Equity Sponsors, in Pinnacle (by way of CEH LLC and Holding), upon exercise of a Cash-Out Subscription Right pursuant to Section 2.2.

                  "Cash-Out Subscription Right" has the meaning set forth in
Section 2.2(b).

                  "Cashed-Out Sub Debt" means any Sub Debt for which no Equity Elections shall have been made or deemed to have been made in accordance with
Section 2.1 of this Agreement.

                  "Class A Per Unit Value" means $1,000.

                  "Employee Expense Amount" means the aggregate amount of any retention, stay-bonus, severance, bonus, termination or similar payments to officers, consultants, or employees of the Company for the period commencing on November 15, 2003 and ending on the Measurement Date (but without giving effect to any bonus amounts in respect of 2004) under any Plan or program or employment, severance or change in control agreement, which are paid by the Company or the Reorganized Company or which would be accrued on a balance sheet of the Reorganized Company in accordance with GAAP as of the Measurement Date.

                  "Equity Deficiency" means an amount equal to (a) $12.1 million plus the Paid Default Interest paid or payable on or prior to October 31, 2003, minus (b) the Equity Deficiency Reduction Amount.

                  "Equity Deficiency Reduction Amount" equals the sum of (a) the amount, if any, by which the MBLY Amount exceeds the amount payable to Miller Buckfire Lewis Ying & Co. under the MBLY Agreement as set forth in the Confirmation Order plus (b) the amount, if any, by which the Senior Note Amount exceeds the amount to be paid to the holders of the Senior Notes as set forth in the Confirmation Order.

                  "Estimated Aurora Adjusted Net Debt" equals (i) Estimated Aurora Net Debt plus (ii) the lesser of (A) fifty percent (50%) of the difference of (I) the Estimated Employee Expense Amount (up to a maximum of $25 million), minus (II) the Bonus Accrual Items reflected on the Estimated Aurora Balance Sheet, minus (III) any amounts paid prior to the Closing Date which were included in the Estimated Employee Expense Amount, or (B) $10.25 million, minus (iii) Estimated Aurora Working Capital.

                  "Estimated Cash-Out LLC Units" means with respect to any Person, a number of Class A Units equal to the quotient of (a) the product of
(i) the amount of such Person's Cash-Out Class A Units and (ii) the quotient of (A) the Estimated Sub Debt Equity Value Per Dollar over (B) the Sub Debt Cash-Out Value over (b) the Class A Per Unit Value.

                  "Estimated Employee Expense Amount" has the meaning set forth in Section 4.1(b).

                  "Estimated LLC Units" means with respect to any Person, such Person's Estimated Cash-Out LLC Units and Estimated Sub Debt LLC Units.

                  "Estimated Sub Debt Equity Value" equals (a) $225 million, minus (b) the Equity Deficiency, and (c):

                  (i) if Estimated Aurora Adjusted Net Debt is greater than $609.9 million, minus the amount by which Estimated Aurora Adjusted Net Debt exceeds $609.9 million; or

                  (ii) if Estimated Aurora Adjusted Net Debt is less than $595.9 million, plus the amount by which $595.9 million exceeds Estimated Aurora Adjusted Net Debt.

                  "Estimated Sub Debt Equity Value Per Dollar" equals the quotient of (a) Estimated Sub Debt Equity Value over (b) $400 million.

                  "Estimated Sub Debt LLC Units" means, with respect to any Bondholder, a number of Class A Units equal to the quotient of (a) the product of (i) the principal face amount of Sub Debt held by such Person (either directly or through such Bondholder's Holder Representative) for which an Equity Election has been made (or deemed to have been made) and (ii) and the Estimated Sub Debt Equity Value Per Dollar over (b) the Class A Per Unit Value.

                  "Excluded Aurora Expenses" means (i) any amounts paid or payable to Merrill Lynch & Co. pursuant to that certain Letter Agreement, dated June 11, 2002, between the Company and Merrill Lynch & Co., (ii) any amount included within the Employee Expense Amount, other than the Bonus Accrual Items reflected on the Estimated Aurora Balance Sheet or the Final Aurora Balance Sheet (as applicable), (iii) the Derivative Amount, (iv) the Rejection Amount, (v) premiums paid to maintain and/or procure directors' and officers' insurance pursuant to Section 9.2(a) hereof up to a maximum of $2.7 million, (vi) the Bank Fees, (vii) the Paid Default Interest accruing after October 31, 2003, (viii) the Settlement Amount, (ix) amounts paid under the Management Retention Plan and (x) the fee payable to the Pinnacle Equity Sponsors and the fees and expenses payable to the Pinnacle Equity Investors pursuant to Section 9.10.

                  "Make-Up Class A Units" means the Class A Units distributed to Bondholder Trust for a Person's account in respect of the cash invested, in the case of any Eligible Bondholder, in the Company, and in the case of CEH LLC, in Pinnacle (by way of CEH LLC and Holding), upon exercise of a Make-Up Subscription Right pursuant to Section 2.2.

                  "Make-Up LLC Units" means with respect to any Person, a number of Class A Units Equal to the quotient of (a) the amount of such Person's Make-Up Class A Units and (b) the Class A Per Unit Value.

                  "Make-Up Subscription Right" has the meaning set forth in
Section 2.2(b).

                  "Measurement Date" means the date which is ten (10) days prior to the date upon which the Reorganized Company delivers the Final Aurora Balance Sheet pursuant to Section 4.1(c).

                  "Sub Debt Cash Consideration" means, with respect to any Bondholder, the product of (a) the principal face amount of Sub Debt held by such Bondholder (either directly or through such Bondholder's Holder Representative) for which no Equity Election has been made (or deemed to have been made) and (b) the Sub Debt Cash-Out Value

                  "Sub-Debt Cash-Out Value" equals $0.50.

                  "Sub Debt Equity Consideration" means, with respect to any Person , such Person's Actual Cash-Out LLC Units, Make-Up LLC Units and Actual Sub-Debt LLC Units.

                  Section 3.7 Rights in Respect of Sub Debt and Bondholder Class A Units. Subject to Section 3.8 and Article IV hereof, at the Effective Time, by virtue of the Merger and without any action on the part of CEH LLC, Holding or the Company or the holders of any of the following securities, the following shall occur:

                           (a) in accordance with Section 2.1, the Sub Debt in
respect of which Cash Elections have been made (or deemed to have been made) shall automatically be converted into and represent solely the right to receive, the Sub Debt Cash Consideration; and

                           (b) the Sub Debt in respect of which Equity
Elections have been made (or deemed to have been made) shall be automatically converted into and represent solely the right to receive a number of Class A Units equal to the Sub Debt Equity Consideration and the Bondholders, prior to the exchange contemplated by Section 3.8, shall not be entitled to vote with respect to the Class A Units included in that consideration or any interest in Bondholder Trust.

                  Section 3.8 Payment.

                           (a) At the Closing, CEH LLC shall cause the
Reorganized Company and the Exchange Agent to:

                                    (i) with respect to each Bondholder
         holding Sub Debt in respect of which a Cash Election was made (or deemed to have been made), upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal, pay to such Bondholder an amount equal to such Bondholder's Sub Debt Cash Consideration; and

                                    (ii) with respect to each Bondholder
         holding Sub Debt in respect of which an Equity Election was validly made (or deemed to have been made) and who has delivered to the Voting Agent (pursuant to Section 2.1(b)) or the Exchange Agent a duly executed Trust Accession Instrument, issue to Bondholder Trust, on behalf of such Bondholder, upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal, a number of Class A Units equal to such Bondholder's Estimated Sub Debt LLC Units (and promptly thereafter Bondholder Trust will issue a like number of units of beneficial interest in Bondholder Trust to such Bondholder); and

                                    (iii) with respect to each Person who has
         validly subscribed for Cash-Out Class A Units and/or Make-Up Class A Units and who has delivered to the Voting Agent (pursuant to Section 2.1(b)) or the Exchange Agent a duly executed Trust Accession Instrument, issue to Bondholder Trust, on behalf of such Person a number of Class A Units equal to such Person's Estimated Cash-Out LLC Units and Make-Up LLC Units (and promptly thereafter Bondholder Trust will issue a like number of units of beneficial interest in Bondholder Trust to such Person).

                           (b) Promptly after the Closing, CEH LLC shall cause
the Reorganized Company and the Exchange Agent to give notice of the Closing to the Bondholders (either directly or through their respective Holder Representatives). Such notice, which shall include a Letter of Transmittal, shall (i) inform the Bondholders that they may receive the consideration due to them with respect to the Equity Election or Cash Election previously made by them by delivering to the Exchange Agent (x) a completed and duly executed Letter of Transmittal together with any certificates representing Sub Debt held by such Bondholder (to the extent any certificates representing Sub Debt have been issued) and (y) a Trust Accession Instrument (if not already provided to the Voting Agent or the Exchange Agent) with respect to any Equity Election or deemed Equity Election under Section 2.1(d) and (ii) in the event of a deemed Equity Election under Section 2.1(d), inform Bondholders making a Cash Election of the amount of Sub Debt with respect to which they have been deemed to have made an Equity Election and that in order to obtain the consideration due to them with respect to such deemed Equity Election they must deliver to the Exchange Agent a duly executed Trust Accession Instrument.

                           (c) With respect to dividends or other
distributions declared by CEH LLC on Class A Units, the record date for which is at or after the Closing (an "Applicable Dividend"), all Class A Units to be issued pursuant to this Section 3.8 shall be deemed issued and outstanding as of the Closing and whenever such a dividend or other distribution is declared by CEH LLC, that declaration shall include dividends or other distributions in respect of Class A Units issuable pursuant to this Section 3.8; provided, that dividends or other distributions declared or made in respect of Class A Units issuable pursuant to this Section 3.8 shall not be paid to Bondholder Trust until such units have been issued to Bondholder Trust as specified in Section 3.8(a). With respect to any Applicable Dividend declared in respect of any Class A Units which are issued pursuant to Section 3.8 subsequent to the declared distribution date for such Applicable Dividend, CEH LLC shall pay such Applicable Dividend to Bondholder Trust on behalf of the Person for whose account such Class A Units were issued promptly following such issuance.

                           (d) Each of the Reorganized Company and CEH LLC
shall be entitled to deduct and withhold from the cash consideration otherwise payable to any Bondholder pursuant to this Article III any amounts as they are required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law. If the Reorganized Company or CEH LLC, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Bondholders in respect of which the Reorganized Company or CEH LLC, as the case may be, made such deduction or withholding. No interest shall accrue or be paid on any cash payable in respect of the Sub Debt.

                           (e) The Exchange Agent shall, within five Business
Days after the date that is one year after the Closing Date, return to the Reorganized Company any portion of the cash and/or LLC Units remaining to be paid or distributed to Bondholders who have not yet delivered Letters of Transmittal to the Exchange Agent. Any Bondholders will thereafter be entitled to look only to the Reorganized Company for satisfaction of their claims for the consideration set forth in this Section 3.8, without interest.

                  Section 3.9 Exchange of Certificates. As soon as reasonably practicable after the Effective Time, CEH LLC shall surrender Pinnacle's stock certificates in exchange for certificates representing the Reorganized Company's common stock. Upon surrender of a Pinnacle stock certificate to the Exchange Agent for exchange (1) CEH LLC shall be entitled to receive in exchange therefor a certificate of the Reorganized Company's common stock representing the number of shares that gives effect to an exchange on a one-to-one basis and (2) the Pinnacle stock certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 3.9, each Pinnacle stock certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of the Reorganized Company's common stock as contemplated pursuant to this Section 3.9 and by the Pinnacle-Aurora Merger Agreement.

                  Section 3.10 Tax Effects of Reorganization Transactions.

                           (a) The Merger is intended to qualify as a tax-free
reorganization under Section 368(a)(1)(D) of the Code.

                           (b) The exchange by the electing Bondholders of
their Sub Debt for equity of the Company is intended to qualify as a tax-free reorganization under Section 368(a)(1)(E) of the Code. The Bondholders who elect to receive equity interests in the Reorganized Company shall be deemed to have exchanged their Sub Debt for common stock of the Reorganized Company and then shall be deemed to have contributed such stock to the Bondholder Trust. Bondholder Trust shall be deemed to have then contributed such stock to CEH LLC and CEH LLC shall be deemed to have then contributed such stock to Holding.

                           (c) The parties hereto agree to treat the
transactions contemplated hereby consistent with the tax treatment specified in subsections (a) and (b) above.

                                  ARTICLE IV

                           POST-CLOSING ADJUSTMENTS

                  Section 4.1 Adjustment to Merger Consideration.

                           (a) On the fifth (5th) Business Day preceding the
Closing Date, the Company shall deliver to CEH LLC and the Designated Representative (i) an estimated balance sheet of the Company and Sea Coast (the "Estimated Aurora Balance Sheet") as of 11:59 p.m. on the day immediately prior to the Closing Date, (ii) a certificate which shall set forth (A) a good faith estimate of (I) the amount of Aurora Net Debt as of such time (the "Estimated Aurora Net Debt") and (II) Aurora Working Capital as of such time (the "Estimated Aurora Working Capital"), in each case prior to payment of Aurora Closing Expenses and (B) a good faith estimate of the Employee Expense Amount. The Estimated Aurora Balance Sheet shall be prepared by Aurora in accordance with GAAP consistently applied.

                           (b) On the second Business Day prior to the Closing
Date, CEH LLC shall deliver to the Company and the Designated Representative a certificate which shall set forth a good faith estimate of the Employee Expense Amount (the "Estimated Employee Expense Amount").

                           (c) As soon as practicable, but no later than
ninety (90) days after the Closing Date, the Reorganized Company shall prepare and deliver to CEH LLC and the Designated Representative a balance sheet of the Company and Sea Coast as of 11:59 p.m. on the date immediately prior to the Closing Date which shall be audited by Ernst & Young LLP, together with the related audit report of such firm (the "Final Aurora Balance Sheet"). The Reorganized Company shall also deliver a certificate setting forth (i) its calculation of (A) the amount of Aurora Net Debt as of such time (the "Actual Aurora Net Debt") and (B) the amount of Aurora Working Capital as of such time (the "Actual Aurora Working Capital"), in each case prior to payment of Aurora Closing Expenses and (ii) its calculation of the Employee Expense Amount (the "Actual Employment Expense Amount"). The Final Aurora Balance Sheet shall be prepared in accordance with this Agreement and GAAP consistently applied.

                           (d) If either CEH LLC or the Designated
Representative has any objections to the Final Aurora Balance Sheet, or any calculations derived from the Final Aurora Balance Sheet or the Actual Employee Expense Amount, it shall deliver a written statement describing its objections in reasonable detail to the other not later than thirty (30) Business Days after its receipt thereof. CEH LLC and the Designated Representative shall use reasonable best efforts to resolve any such objections themselves. If a final resolution of such objections is not made within ten (10) Business Days after receipt by the other party of the objecting party's written objections, CEH LLC and the Designated Representative shall submit the issue to an auditor (the "Referee") for resolution. The Referee shall be the New York office of Deloitte & Touche; provided, that if, for any reason, at the time of such submission, Deloitte & Touche is unavailable to serve as the Referee or if Deloitte & Touche is not in a neutral and impartial position in relation to the parties as determined by Deloitte & Touche, CEH LLC and the Designated Representative shall have ten
(10) Business Days from the time of such submission to agree on a substitute Referee. Failing timely agreement, on the request of either CEH LLC or the Designated Representative, the American Arbitration Association shall designate a national accounting firm to serve as the Referee. If issues in dispute are submitted to the Referee for resolution, CEH LLC and the Designated Representative shall furnish to the Referee such work papers and other documents and information relating to the disputed issues as the Referee may request, and shall be afforded the opportunity to present to the Referee any material relating to the resolution of the disputed items and to discuss the resolution of the disputed items with the Referee. The Referee shall be instructed in performing the review that CEH LLC and the Designated Representative shall each be provided with copies of any and all correspondence and drafts exchanged between either of them and the Referee. CEH LLC and the Designated Representative shall be granted reasonable access to information contained in the documents made available to the Referee by the other, provided that any information contained in the documents shall be kept confidential by the recipient party.

                           (e) The Referee shall determine (and written notice
thereof shall be given to CEH LLC and the Designated Representative) as promptly as practicable, but in any event within fifteen (15) Business Days of the date on which such dispute is referred to the Referee, based solely on presentations of CEH LLC and the Designated Representative and not by independent review, (i) whether the Final Aurora Balance Sheet (or any component thereof) and/or the Actual Employee Expense Amount was prepared in accordance with the terms of this Agreement and (ii) (only with respect to the disputed items submitted to the Referee) whether and to what extent (if any) the Actual Aurora Net Debt, Actual Aurora Working Capital or the Actual Employee Expense Amount requires adjustment. The Company shall bear the fees and expenses of the Referee. The determination of the Referee shall be final, conclusive and binding on the parties, and the Referee's determination of the Actual Aurora Net Debt, Actual Aurora Working Capital or the Actual Employee Expense Amount shall then be deemed to be the Actual Aurora Net Debt, Actual Aurora Working Capital and the Actual Employee Expense Amount for purposes of this Section 4.1.

                           (f) CEH LLC will cause the Reorganized Company to
make the work papers and back-up materials used in preparing the Final Aurora Balance Sheet and in determining the Actual Employee Expense Amount, and the relevant books, records, and the financial staff of the Reorganized Company available to the Designated Representative and its Advisors during normal business hours and upon reasonable notice during (i) the review by the Designated Representative of the Final Aurora Balance Sheet and the determination of the Actual Employee Expense Amount and (ii) the resolution by the parties of any objections thereto.

                  Section 4.2 Post-Closing Adjustment.

                           (a) Following the determination of the Actual Sub
Debt Equity Value Per Dollar, with respect to each Person holding Sub Debt in respect of which an Equity Election was made (or deemed to have been made), and, if applicable, who subscribed for Cash-Out Class A Units and/or Make-Up Class A Units:

                                    (i) if such Person's Actual LLC Units are
         greater than such Person's Estimated LLC Units and if Bondholder Trust has previously received such Person's Estimated LLC Units in accordance with Section 3.8(a)(ii), CEH LLC shall deliver to Bondholder Trust on behalf of such Person, a number of Class A Units equal to such Person's Actual LLC Units less such Person's Estimated LLC Units; or

                                    (ii) if such Person's Estimated LLC Units
         are greater than such Person's Actual LLC Units and if Bondholder Trust has previously received such Person's Estimated LLC Units in accordance with Section 3.8(a)(ii), CEH shall cancel a number of Class A Units held by Bondholder Trust on the account of such Person equal to such Person's Estimated LLC Units less such Person's Actual LLC Units.

                                  ARTICLE V

                                  THE CLOSING

                  Section 5.1 The Closing. The closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 at 10:00 a.m., local time, after the later of (i) five (5) Business Days after the date upon which all conditions set forth in Article XI hereof have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) in the event of timely objections to the Initial EBITDA Calculation, two (2) Business Days after the date upon which the Initial EBITDA Calculation is finalized pursuant to Sections 5.3(b) and (c) hereof, unless another date or place is agreed in writing by each of the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

                  Section 5.2 Deliveries.

                           (a) At the Closing, the Company shall deliver to
CEH LLC:

                                    (i) the officer's certificate contemplated
         in Section 11.2(h) hereof;

                                    (ii) the Governmental Requirements;

                                    (iii) the Third Party Consents;

                                    (iv) a certified copy of the Confirmation
         Order;

                                    (v) the resignations of Dale F. Morrison
         as Interim Chief Executive Officer of the Company and of each of the directors of the Company who is not appointed as a director of the Reorganized Company in accordance with Section 3.5;

                                    (vi) the opinion of Skadden, Arps, Slate,
         Meagher & Flom LLP, contemplated in Section 11.2(k) hereof;

                                    (vii) the Pinnacle-Aurora Merger Agreement
         executed by the Company;

                                    (viii) the Certificate of Merger executed
         by the Company;

                                    (ix) the CEH LLC Members Agreement and the
         CEH LLC Operating Agreement, executed by Bondholder Trust; and

                                    (x) such other instruments as are
         necessary to effectuate the transactions contemplated hereby.

                           (b) At the Closing, CEH LLC shall deliver to the
Company:

                                    (i) the officer's certificate contemplated
         in Section 11.3(e) hereof;

                                    (ii) the Pinnacle-Aurora Merger Agreement
         executed by Pinnacle;

                                    (iii) the Certificate of Merger executed
         by Pinnacle; and

                                    (iv) the CEH LLC Members Agreement and the
         CEH LLC Operating Agreement, executed by the Pinnacle Equity
         Investors;

                                    (v) such other instruments as are
         necessary to effectuate the transactions contemplated hereby.

                           (c) At the Closing, CEH LLC, Bondholder Trust and
the Reorganized Company shall enter into the Indemnity Agreement.

                  Section 5.3 Initial EBITDA Calculation.

                           (a) No later than two (2) Business Days after the
Condition Satisfaction Date, the Company shall prepare and deliver to CEH LLC a schedule setting forth in reasonable detail the calculation of EBITDA and Adjusted EBITDA for the EBITDA Period (collectively, the "Initial EBITDA Calculation").

                           (b) If CEH LLC has any objections to the Initial
EBITDA Calculation (or any component thereof), it shall deliver a written statement describing its objections in reasonable detail to the Company not later than two (2) Business Days after its receipt of the Initial EBITDA Calculation. The Company and CEH LLC shall use reasonable best efforts to resolve any such objections themselves. If a final resolution of such objections is not made within five (5) Business Days after receipt by the Company of CEH LLC's written objections, CEH LLC and the Company shall submit the issue to an auditor (the "Auditor") for resolution. The Auditor shall be the New York office of Deloitte & Touche; provided, that if, for any reason, at the time of such submission, Deloitte & Touche is unavailable to serve as the Auditor or if Deloitte & Touche is not in a neutral and impartial position in relation to the parties as determined by Deloitte & Touche, the parties shall have ten (10) Business Days from the time of such submission to agree on a substitute Auditor. Failing timely agreement, on the request of either party, the American Arbitration Association shall designate a national accounting firm to serve as the Auditor. If issues in dispute are submitted to the Auditor for resolution, each party shall furnish to the Auditor such work papers and other documents and information relating to the disputed issues as the Auditor may request, and shall be afforded the opportunity to present to the Auditor any material relating to the resolution of the disputed items and to discuss the resolution of the disputed items with the Auditor. The Auditor shall be instructed in performing the review that CEH LLC and the Company shall each be provided with copies of any and all correspondence and drafts exchanged between any party and the Auditor. CEH LLC and the Company shall be granted reasonable access to information contained in the documents made available to the Auditor by the other party, provided that any information contained in the documents shall be subject to the terms of the Confidentiality Agreement.

                           (c) The Auditor shall determine (and written notice
thereof shall be given to the Company and CEH LLC) as promptly as practicable, but in any event within ten (10) Business Days of the date on which such dispute is referred to the Auditor, based solely on presentations of CEH LLC and the Company and not by independent review, (i) whether the Initial EBITDA Calculation (or any component thereof) was prepared in accordance with the terms of this Agreement and (ii) (only with respect to the disputed items submitted to the Auditor) whether and to what extent (if any) the Initial EBITDA Calculation (or any component thereof) requires adjustment. The parties shall share equally the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties, and the Auditor's determination of the amount of the Initial EBITDA Calculation (or any component thereof) shall then be deemed to be the Initial EBITDA Calculation (or the applicable component thereof) for purposes of this Section 5.3.

                           (d) The Company shall make the work papers and
back-up materials used in preparing the Initial EBITDA Calculation, and the relevant books, records, and the financial staff of the Company available to CEH LLC and its Advisors during normal business hours and upon reasonable notice during (i) the review by CEH LLC of the Initial EBITDA Calculation and
(ii) the resolution by the parties of any objections thereto.

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the disclosure schedule delivered by the Company (the "Company Disclosure Schedule") to CEH LLC simultaneously with the execution and delivery hereof or in the SEC Reports, the Company represents and warrants to CEH LLC as set forth below as of the date hereof. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to such other Sections of this Agreement as is reasonably apparent on the face of the disclosure notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality. In the event of any inconsistency between statements in the body of this Agreement and statements in the Company Disclosure Schedule (excluding exceptions expressly set forth in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

                  EXCEPT FOR THE LIMITED REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI AND CEH LLC'S RELIANCE THEREON: (A) THE COMPANY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO THOSE CONCERNING (i) THE NATURE AND CONDITION OF ANY ASSETS AND THE SUITABILITY OF ANY ASSETS FOR ANY AND ALL ACTIVITIES AND USES, (ii) THE MANNER, CONSTRUCTION, CONDITION AND STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON ANY ASSETS, AND (iii) THE COMPLIANCE OF ANY ASSET OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY; (B) THE COMPANY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COMPANY OR ANY OF ITS ASSETS; (C) CEH LLC IS ENTERING INTO THIS AGREEMENT BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATIONS AND FINDINGS; AND (D) THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR RELIABILITY OF ANY FORECASTS OR PROJECTIONS OF REVENUES, SALES, EXPENSES OR PROFITS.

                  Section 6.1 Organization; Subsidiaries.

                           (a) The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted. Except as set forth in Section 6.1 of the Company Disclosure Schedule, the Company is, and as of the Closing Date will be, duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

                           (b) Sea Coast is a Washington corporation and a
direct wholly-owned subsidiary of the Company. The Company owns all of the capital stock of Sea Coast free and clear of all Liens, other than Permitted Liens, and there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock of Sea Coast, or any Contracts to which the Company is a party relating to issued or unissued capital stock of Sea Coast or pursuant to which Sea Coast is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. The Company does not own any direct or indirect equity interest in any entity other than Sea Coast.

                           (c) Sea Coast is a corporation duly organized,
validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted. Except as set forth in
Section 6.1 of the Company Disclosure Schedule, Sea Coast is, and, as of the Closing Date will be, duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  Section 6.2 Due Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and, subject to approval of the Bankruptcy Court, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party is, and consummation of the Merger and the compliance by the Company with this Agreement and each of the other Transaction Documents to which it is a party, upon the approval of the Bankruptcy Court, will have been duly authorized by all requisite corporate action of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto or thereto) this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Company will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

                  Section 6.3 Capitalization.

                           (a) The authorized capital stock of the Company
consists of 250,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of June 30, 2003, there were (i) 77,155,022 shares of Common Stock issued and outstanding, (ii) no shares of Common Stock held in the Company's treasury, (iii) 9,639,031 shares of Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of Common Stock ("Options"), (iv) 2,400,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase shares of Common Stock ("Warrants"), (v) 5,758,176 shares of Common Stock were issuable upon conversion of Preferred Stock, and (vi) 3,750,000 shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company ("Series A Preferred") issued and outstanding. All issued and outstanding shares of Common Stock and Series A Preferred are, and all shares of Common Stock issuable upon exercise of options or conversion of the Series A Preferred, in accordance with the terms of the instruments governing such exercise or conversion, shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights.

                           (b) Subject to the Exceptions, except as disclosed
in Section 6.3(a) and except as set forth in Section 6.3(b) of the Company Disclosure Schedule, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which the Company is a party relating to issued or unissued capital stock of the Company, or any Contracts of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or Sea Coast is or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

                           (c) Subject to the Exceptions, and except as set
forth in Section 6.3(c) of the Company Disclosure Schedule, (i) neither the Company nor Sea Coast has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person and (ii) there are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which the Company or Sea Coast is a party with respect to the voting or transfer of any of the outstanding shares of their capital stock. The Company has no "poison pill" rights plan pertaining to its capital stock.

                           (d) All outstanding shares of the Company's and Sea
Coast's capital stock, and all outstanding options, warrants and other securities of the Company and Sea Coast, have been issued and granted in compliance in all material respects with all applicable federal securities laws.

                  Section 6.4 SEC Reports. Unless not required during the pendency of the Bankruptcy Case, and except as set forth in Section 6.4 of the Company Disclosure Schedule, since December 31, 2001, the Company has timely filed with the SEC all registration statements, proxy statements, reports, forms, certifications, schedules and other documents required to be filed by it under applicable federal securities laws. Except as set forth in Section
6.4 of the Company Disclosure Schedule, each SEC Report, on the date of its filing or as subsequently amended, complied as to form in all material respects with the applicable requirements of such laws and did not, on the date of filing or as subsequently amended, contain any untrue statement of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  Section 6.5 Financial Statements. The consolidated financial statements of the Company (including notes thereto) included in the SEC Reports, as subsequently amended, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and Sea Coast as of the respective dates thereof and for the respective periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

                  Section 6.6 Absence of Certain Changes. Subject to the Exceptions, and except as set forth in Section 6.6 of the Company Disclosure Schedule, since December 31, 2002:

                           (a) the Company and Sea Coast have in all material
respects conducted their respective business in the Ordinary Course of Business;

                           (b) neither the Company nor Sea Coast has taken any
actions, and no events have occurred that, individually or in the aggregate, have had or would have a Company Material Adverse Effect; and

                           (c) neither the Company nor Sea Coast has taken any
action that, if taken after the date of this Agreement without CEH LLC's consent, would constitute a breach of any of the covenants set forth in
Section 9.1 hereof.

                  Section 6.7 Litigation.

                           (a) Subject to the Exceptions, and except as set
forth in Section 6.7(a) of the Company Disclosure Schedule, there is no claim, action, suit, investigation or proceeding ("Litigation") pending or, to the Knowledge of the Company, threatened in writing against the Company or Sea Coast or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or
(ii) if resolved adversely to the Company or Sea Coast would have a Company Material Adverse Effect.

                           (b) Subject to the Exceptions, and except as set
forth in Section 6.7(b) of the Company Disclosure Schedule, neither the Company nor Sea Coast is (i) in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, or
(ii) a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except, in each case, where such default or breach, or such order, judgment or decree, would not have a Company Material Adverse Effect.

                  Section 6.8 Consents and Approvals. Except for (a) any required filings under (i) the HSR Act, (ii) the Exchange Act, (iii) any applicable state securities and blue sky laws and (iv) the DGCL (including, without limitation, the filing of Certificate of Merger with the Secretary of State with State of Delaware), (b) the Regulatory Approvals set forth in
Section 6.8 of the Company Disclosure Schedule, (c) the Confirmation Order and the Disclosure Statement Order, (d) the Break-Up Payment Order or Allowed Break-Up Payment Claim, as the case may be, (e) the Creditor Consents set forth in Section 6.8 of the Company Disclosure Schedule, (f) the Contract Consents set forth in Section 6.8 of the Company Disclosure Schedule, and (g) the License Consents, no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Entity or any third party is required to be made or obtained by the Company or Sea Coast in connection with the execution, delivery, and performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party, except for such consents, approvals, authorizations, declarations, filings, or registrations (x) which purport to be required to be made or obtained upon the occurrence of the Bankruptcy Case (other than in respect of Material Licenses) or (y) the failure of which to so file or obtain would not (A) materially impair the Company's ability to conduct its business after the Closing substantially as it was conducted immediately prior to the Closing or (B) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party.

                  Section 6.9 Noncontravention. Assuming that the Governmental Requirements, the Third Party Consents and the License Consents will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article XI hereof will be satisfied, neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party nor the consummation of the Transactions contemplated hereby or thereby will: (a) conflict with or result in any breach of the Fundamental Documents of the Company or the Fundamental Documents of Sea Coast, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration of any obligation under, or result in the creation of a Lien (other than Permitted Liens) under, or otherwise require the consent or waiver of, or notice to, any other party under, any Company Material Contract, or (c) violate any Law applicable to the Company, Sea Coast or any of their respective properties or assets, except in the case of clause (b) or (c), for violations, breaches, defaults, rights or Liens (other than Permitted Liens) which (i) purport to become effective upon the occurrence of the Bankruptcy Case, or (ii) individually or in the aggregate, would not (x) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party or (y) materially impair the Company's ability to conduct its business after the Closing substantially as it was conducted immediately prior to the Closing.

                  Section 6.10 Compliance with Laws. Subject to the Exceptions, and except as set forth in Section 6.10 of the Company Disclosure Schedule, the Company and Sea Coast are in compliance in all material respects with all Laws applicable to their business, and neither the Company nor Sea Coast has received any written notice of any alleged material violation of Law, except where such non-compliance or violation (i) purports to become effective upon the occurrence of the Bankruptcy Case, or (ii) individually or in the aggregate, would not (x) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party or (y) have a Company Material Adverse Effect. The Company holds all licenses, permits, consents, registrations, certificates, authorizations or approvals ("Permits"), required for the ownership of the assets and operation of the businesses of the Company and Sea Coast and, all such Permits are in full force and effect, except where the failure to hold or be in full force and effect (i) purports to become effective upon the occurrence of the Bankruptcy Case, or (ii) individually or in the aggregate, would not (x) materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party or (y) have a Company Material Adverse Effect.

                  Section 6.11 Company Material Contracts. (a) Except for Contracts filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "Current 10-K"), Section 6.11(a) of the Company Disclosure Schedule lists as of the date hereof each Contract of the following types to which the Company or Sea Coast is a party or by or to which the Company or Sea Coast or any of their properties may be bound or subject:

                                    (i) Contracts containing covenants
         purporting to limit the freedom of the Company or Sea Coast to compete in any line of business in any geographic area or to hire any individual or group of individuals;

                                    (ii) other than purchase orders entered
         into in the Ordinary Course of Business, Contracts which require payments to or by the Company or Sea Coast of at least $2.5 million annually and which, in either case, cannot be canceled by the Company without penalty on notice of ninety (90) days or less;

                                    (iii) Contracts constituting indentures,
         mortgages, promissory notes, loan agreements, bonds, guarantees, letters of credit or other financing agreements or instruments of the Company or Sea Coast evidencing indebtedness in amounts in excess of $2.5 million;

                                    (iv) Contracts providing for the
         acquisition or disposition of any business or the capital stock of any Person in each case having a purchase price in excess of $2.5 million that has not been consummated;

                                    (v) Contracts in respect of any joint
         venture, partnership or other similar arrangement, in each case involving a contribution of future capital (whether such future capital is contributed in cash, goods or services) in excess of $2.5 million on the part of the Company or Sea Coast;

                                    (vi) Contracts constituting manufacturer's
         representative, sales agency, supply, co-packaging, distribution or marketing Contracts (A) having a remaining term of one-year or more (from the date hereof) and which are not terminable by the Company or Sea Coast without penalty on notice of ninety (90) days or less and
         (B) which are material to the business, results of operations, condition (financial or otherwise) of the Company and Sea Coast, taken as a whole;

                                    (vii) other than capital expenditures
         reflected in the Company Plan, Contracts under which the Company or Sea Coast is committed for aggregate capital expenditures in excess of $2.5 million;

                                    (viii) Contracts (other than Contracts
         which are Plans) providing for future payments in excess of $1 million individually that are conditioned, in whole or in part, on a change in control of the Company; and

                                    (ix) each amendment, supplement, and
         modification in respect of any of the foregoing.

                           (b) "Company Material Contract" means (i) the
Contracts filed as exhibits to the Current 10-K, (ii) the Contracts disclosed in Section 6.11(a) of the Company Disclosure Schedule, (iii) the Company Leases, and (iv) the Plans which are Contracts. Subject to the Exceptions, and except as set forth in Section 6.11(b) of the Company Disclosure Schedule, (x) each Company Material Contract is a valid and binding obligation of the Company, and is in full force and effect, (y) neither the Company nor Sea Coast, nor, to the Knowledge of the Company, any other Person, is in breach of or default under any Company Material Contract and (z) neither the Company nor Sea Coast has received any written notice of a breach or default (which has not been cured) under any Company Material Contract, except where the failure to be so valid and binding and in full force and effect or such breach or default, would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  Section 6.12 Financial Advisory, Legal and Other Fees. No agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person is or will be entitled to any fee, commission, expense or other amount from the Company or Sea Coast in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents except for (a) the advisors identified in Section 6.12 of the Company Disclosure Schedule, (b) other Persons whose fees, commissions, expenses and other amounts accrued through the date hereof and paid or payable do not in the aggregate total more than $1 million (taking into account any amount saved if any of the aforementioned advisors are replaced) and (c) other Persons hired by the Company after the date of this Agreement in connection with the Bankruptcy Case or required to be paid by the Company by the Bankruptcy Code or rules relating thereto or by an order of the Bankruptcy Court.

                  Section 6.13 ERISA Compliance.

                           (a) Section 6.13(a) of the Company Disclosure
Schedule contains a complete and correct list of each Plan. With respect to each Plan, the Company has heretofore delivered or made available to CEH LLC true and correct copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof) and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or Sea Coast relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                           (b) Each Plan has been administered in all material
respects in accordance with its terms, and each of the Plans (and any related trust) has been operated and is in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified or an application for such qualification has been submitted to the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect such qualified status. No Plan is primarily subject to the laws of a jurisdiction outside of the United States.

                           (c) None of the Company, Sea Coast nor any ERISA
Affiliate has incurred any unsatisfied liability under Title IV of ERISA or
Section 302 of ERISA in connection with any Plan and no condition exists that presents a material risk to the Company, Sea Coast or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

                           (d) No Plan (i) is subject to Title IV of ERISA;
(ii) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA;
(iii) is a "multiple employer plan" within the meaning of Section 413(c) of the Code; or (iv) is or at any time was funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code and no benefits under a Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code.

                           (e) Except as set forth in Schedule 6.13(e) of the
Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) with respect to current or former employees for periods extending after retirement or other termination of service (other than (i) coverage mandated by statute or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                           (f) Except as set forth on Schedule 6.13(f) of the
Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall not, either alone or in combination with another event, (i) entitle any current or former employee, agent, independent contractor or officer of the Company or Sea Coast to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer, (iii) constitute a "change in control" causing an increase or acceleration of benefits under any Plan, or (iv) result in any payment or benefit that will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                           (g) To the Knowledge of the Company, there is no
pending, threatened or anticipated assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan (other than routine claims for benefits).

                           (h) There are no unpaid contributions due prior to
the date hereof to any Plan that are required to have been made under the terms of the Plan or any applicable Laws.

                           (i) Neither the Company nor any other "disqualified
person" or "party in interest" as defined in Section 4975 of the Code and
Section 3(14) of ERISA, respectively, has engaged in a non-exempt "prohibited transaction" as defined in Section 4975 of the Code or Section 406 of ERISA with respect to any Plan.

                  Section 6.14 Intellectual Property.

                           (a) Set forth on Section 6.14(a) of the Company
Disclosure Schedule is a complete list of the material trademarks owned or used by the Company or Sea Coast in connection with the Company's branded consumer products, in each case identifying which are owned and which are licensed. Subject to the Exceptions, and except as set forth in Section 6.14(a) of the Company Disclosure Schedule, with respect to each item of material Intellectual Property owned by the Company or Sea Coast: (i) the Company or Sea Coast is the sole owner and possesses all right, title, and interest in and to the item, free and clear of all Liens other than Permitted Liens; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of any Governmental Entity; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of the item, which, in the case of subsection (iii) above, if resolved adversely to the Company or Sea Coast would have a Company Material Adverse Effect.

                           (b) Subject to the Exceptions, and except as set
forth in Section 6.14(b) of the Company Disclosure Schedule, with respect to each item of material Intellectual Property which is used but not owned by the Company or Sea Coast: (i) the Company or Sea Coast has a valid right to use such items of Intellectual Property; and (ii) except as would not have a Company Material Adverse Effect, neither the Company nor Sea Coast is in material breach of any license or sublicense with respect to such Intellectual Property (including the Material Licenses), and no event has occurred that with notice or lapse of time would constitute a material breach by the Company or Sea Coast thereunder.

                           (c) The Company and Sea Coast own or have the right
to use, without payments to any other Person except pursuant to a license, settlement or similar agreement, all material Intellectual Property either (i) necessary for, or (ii) actually used in, the operation of the business (including, without limitation, in connection with the manufacture, marketing, sale or distribution of any of the Company's products) of the Company and Sea Coast as and where their business is currently conducted.

                           (d) Subject to the Exceptions, and except as would
not have a Company Material Adverse Effect and except as set forth in Section 6.14(d) of the Company Disclosure Schedule: (i) neither the Company nor Sea Coast has interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties; (ii) neither the Company nor Sea Coast has received any charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or Sea Coast must license or refrain from using any intellectual property rights of any third party); and (iii) to the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of the Company or Sea Coast during the past two (2) years (or earlier if not resolved).

                           (e) Except as would not have a Company Material
Adverse Effect, the Intellectual Property owned by the Company and/or Sea Coast and for which confidentiality is required has been maintained in confidence in accordance with protection procedures believed by the Company and Sea Coast to be adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance.

                  Section 6.15 Taxes. Subject to the Exceptions, and except as set forth in Section 6.15 of the Company Disclosure Schedule:

                           (a) The Company and Sea Coast have timely filed all
Tax Returns required to be filed by them under applicable law, and all such Tax Returns were and are true, complete and correct in all material respects. Except to the extent adequately reserved for and reflected on the most recent balance sheets of the Company contained in the SEC Reports, all Taxes due and payable by the Company for all periods or portions thereof ending on or before the Closing Date have been timely paid or provided for.

                           (b) The Company and Sea Coast have complied with
the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld, collected and paid over to the proper governmental authorities all amounts required.

                           (c) No audits or other administrative proceedings
or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or Sea Coast, except for any audits or other proceedings (i) that will not result in additional material Taxes, or (ii) with respect to which the Company has established adequate reserves for any resultant Taxes, which reserves are reflected on the most recent balance sheets of the Company contained in the SEC Reports.

                           (d) Neither the Company nor Sea Coast has requested
any extension of time within which to file any Tax Return, which Tax Return has not prior to the expiration of the extension period been filed.

                           (e) Neither the Company nor Sea Coast has agreed
to, nor is it required to make, any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or Sea Coast that could affect any period or portion thereof beginning on or after the Closing Date, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or Sea Coast.

                           (f) The Company does not have any material
liability for Taxes of any Person other than Sea Coast (i) under Treasury Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law),
(ii) by contract, or (iii) otherwise.

                           (g) No material deficiencies for any Taxes have
been proposed, asserted or assessed in writing against the Company which have not been paid, except for any deficiencies with respect to which the Company has established adequate reserves, which reserves are reflected on the most recent balance sheets of the Company contained in the SEC Reports, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of the Company or Sea Coast.

                           (h) Sea Coast does not have any liability for Taxes
of any Person other than the Company (i) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) (ii) by contract, or
(iii) otherwise.

                           (i) Section 6.15 of the Company Disclosure Schedule
describes all material adjustments to Tax Returns filed by, or on behalf of, the Company or Sea Coast, or any affiliated group of corporations of which the Company or Sea Coast is or was a member, for all taxable years since 1998, that have been proposed in writing by any representative of any Governmental Entity, and the resulting Taxes, if any, proposed to be assessed.

                           (j) There are no material liens with respect to
Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or Sea Coast (except for Taxes not yet due).

                           (k) No property owned by the Company or Sea Coast
is property that CEH LLC, the Company or Sea Coast is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                           (l) Neither the Company nor Sea Coast, owns an
interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

                           (m) The Company is not a United States real
property holding corporation within the meaning of Section 897(c)(2) of the Code.

                           (n) To the Knowledge of the Company, neither the
Company nor Sea Coast is a party (other than as an investor) to any industrial development bond.

                           (o) To the Knowledge of the Company, neither the
Company nor Sea Coast was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to the Company or Sea Coast due to the contemplated transaction.

                           (p) To the Knowledge of the Company, during the
previous two years neither the Company nor Sea Coast has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

                           (q) To the Knowledge of the Company, none of the
property owned or used by the Company or Sea Coast is subject to a lease other than a "true" lease for federal income tax purposes.

                  Section 6.16 Properties.

                           (a) Section 6.16(a) of the Company Disclosure
Schedule sets forth a complete list of (i) all real property owned in fee by the Company or Sea Coast (the "Company Owned Real Property") and (ii) all material real property leases and subleases (including the corresponding overleases) to which the Company or Sea Coast is a party (the "Company Leases").

                           (b) Subject to the Exceptions, and except as
disclosed in Section 6.16(b) of the Company Disclosure Schedule:

                                    (i) the Company and Sea Coast have good,
         marketable title to the Company Real Property free of all Liens including good, valid and enforceable leasehold interests in and to the Company Leased Real Property pursuant to the Company Leases, in each case subject to the Permitted Liens;

                                    (ii) there are no outstanding consents
         which have not yet been obtained by the Company or Sea Coast, as applicable, in connection with the leasing of any of the Company Leased Real Property, except for consents the failure to obtain would not result in a Company Material Adverse Effect;

                                    (iii) except for outstanding Third Party
         Consents, (x) the use and operation of the Company Real Property in the conduct of the business of the Company and Sea Coast does not violate any instrument of record or agreement affecting the Company Real Property and (y) there are no outstanding notices of default under any of the Company Leases which individually, or in the aggregate, would materially adversely affect the Company's or Sea Coast's use of the Company Leased Real Property;

                                    (iv) valid policies or commitments of
         title insurance have been issued insuring the Company's or, if applicable, Sea Coast's fee simple title to the Company Owned Real Property, subject only to the matters set forth in such policies or commitments; and

                                    (v) (x) each material certificate, permit
         or license from any Governmental Entity having jurisdiction over any of the Company Owned Real Property or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Owned Real Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Owned Real Property has been obtained and is in full force and effect, and (y) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement having a material adverse effect on the use thereof or the business or operations of the Company or Sea Coast has been issued by any Governmental Entity.

                  Section 6.17 Environmental Matters. Subject to the Exceptions, and except as set forth in Section 6.17 of the Company Disclosure
Schedule:

                           (a) the Company Real Property (the "Company
Facilities") is in compliance with all applicable Environmental Laws including, but not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, where the failure to comply with such Environmental Laws would result in a Company Material Adverse Effect;

                           (b) there is no pending or threatened claim,
lawsuit or administrative proceeding against the Company or Sea Coast under any Environmental Law, which would have a Company Material Adverse Effect. The Company has not received written notice from any person, including a Governmental Entity, alleging that the Company or Sea Coast is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and would result in a Company Material Adverse Effect; and

                           (c) there have been no Releases, spills or
discharges of Hazardous Materials on or underneath any of the Company Real Property, that would result in a Company Material Adverse Effect.

                  Section 6.18 Affiliate Transactions. Subject to the Exceptions, and except as set forth in Section 6.18 of the Company Disclosure Schedule, none of the executive officers or directors (or immediate family members thereof) of the Company or Sea Coast nor any Five Percent Holder is party to any Contract with the Company or Sea Coast or has any material interest in any property, real, personal or mixed, tangible or intangible, owned by or used in the business of the Company or Sea Coast.

                  Section 6.19 Labor Relations. Subject to the Exceptions, and except as set forth in Section 6.19 of the Company Disclosure Schedule:

                           (a) the Company and Sea Coast are in compliance in
all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except where such non-compliance would not have a Company Material Adverse Effect;

                           (b) neither the Company nor Sea Coast has received
written notice of any charge or complaint against either the Company or Sea Coast pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding any alleged unlawful employment practice which, if resolved adversely to the Company or Sea Coast, would have a Company Material Adverse Effect;

                           (c) neither the Company nor Sea Coast is a party to
any collective bargaining agreement and there is no work stoppage or labor strike pending or threatened against the Company or Sea Coast; and

                           (d) neither the Company nor Sea Coast has received
written notice that any representation petition respecting the employees of the Company or Sea Coast has been filed with the National Labor Relations Board.

                  Section 6.20 Certain Business Practices. Since January 1, 2002, neither the Company nor Sea Coast nor, to the Knowledge of the Company, any directors, officers, agents or employees of the Company and/or Sea Coast acting on behalf of the Company or Sea Coast have (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

                  Section 6.21 Insurance. The Company and Sea Coast maintain policies of insurance in amounts that the Company believes to be reasonably sufficient to insure against risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located and have been issued by insurers of recognized responsibility. The Company has received no written notice of default under any such policies and no written notice of cancellation of any such coverage.

                  Section 6.22 State Takeover Statutes. The Company has opted out of Section 203 of the DGCL and, as a result, Section 203 of the DGCL is inoperable as to the Merger. To the Knowledge of the Company, no other state takeover statute applies to this Agreement or any of the transactions contemplated hereby.

                  Section 6.23 Product Recalls. Except as set forth in Section
6.23 of the Company Disclosure Schedule, since January 1, 2002, the Company has not instituted any material recalls or withdrawals of products produced or sold by the Company or Sea Coast, and there has not been any similar action of any Governmental Entity with respect to such products.

                                 ARTICLE VII

               REPRESENTATIONS AND WARRANTIES REGARDING PINNACLE

                  Except as set forth in the disclosure schedule (the "Pinnacle Disclosure Schedule") to be delivered by CEH LLC to the Company pursuant to this Agreement as soon practicable, but no later than the tenth
(10th) Business Day after the Pinnacle Ownership Date, CEH LLC represents and warrants to the Company as set forth below as of the Pinnacle Ownership Date (unless otherwise explicitly indicated). Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to such other Sections of this Agreement as is reasonably apparent on the face of the disclosure notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality. In the event of any inconsistency between statements in the body of this Agreement and statements in the Pinnacle Disclosure Schedule (excluding exceptions expressly set forth in the Pinnacle Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

                  EXCEPT FOR THE LIMITED REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII AND THE COMPANY'S RELIANCE THEREON:
(A) CEH LLC HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO THOSE CONCERNING (i) THE NATURE AND CONDITION OF ANY ASSETS AND THE SUITABILITY OF ANY ASSETS FOR ANY AND ALL ACTIVITIES AND USES, (ii) THE MANNER, CONSTRUCTION, CONDITION AND STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON ANY ASSETS, AND (iii) THE COMPLIANCE OF ANY ASSET OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY; (B) CEH LLC MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PINNACLE OR ANY OF ITS ASSETS; (C) THE COMPANY HAS CAUSED THE EFFECTIVENESS OF THIS AGREEMENT BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATIONS; AND (D) CEH LLC MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR RELIABILITY OF ANY FORECASTS OR PROJECTIONS OF REVENUES, SALES, EXPENSES OR PROFITS.

                  Section 7.1 Organization. Each of Pinnacle and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, organization or formation, and has all requisite power and authority to carry on its business as it is now being conducted. Each of Pinnacle and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Pinnacle Material Adverse Effect.

                  Section 7.2 Capitalization; Subsidiaries.

                  (a) The authorized capital stock of Pinnacle consists solely of common stock (the "Pinnacle Common Stock"), which is issued and outstanding in such amounts as set forth on Schedule 7.2(a). All outstanding shares of Pinnacle Common Stock are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights.

                  (b) Each of Pinnacle's Subsidiaries is listed in Section 7.2(b) of the Pinnacle Disclosure Schedule. Except as set forth in Section 7.2(b) of the Pinnacle Disclosure Schedule, Pinnacle directly or indirectly is the beneficial and record owner of all issued and outstanding capital stock of each such Subsidiary and such ownership is free and clear of all Liens. Each outstanding share of capital stock of each such Subsidiary has been duly and validly authorized and issued and is fully paid and nonassessable.

                  (c) Except as set forth in Section 7.2(c) of the Pinnacle Disclosure Schedule, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which Pinnacle or any of its Subsidiaries is a party relating to issued or unissued capital stock of Pinnacle or any of its Subsidiaries, or any Contract of any character whatsoever relating to issued or unissued capital stock of Pinnacle or any of its Subsidiaries or pursuant to which Pinnacle or any of its Subsidiaries is or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

                  Section 7.3 Financial Statements.

                  Section 7.3(a) of the Pinnacle Disclosure Schedule contains true, complete and correct copies of the audited consolidated balance sheets of Pinnacle and its consolidated Subsidiaries as of July 31, 2003, July 31, 2002 and July 31, 2001, and the related audited consolidated statements of operations, cash flows and shareholders' equity of Pinnacle and its consolidated Subsidiaries for the fiscal year ended July 31, 2003 (the "Latest Pinnacle Balance Sheet Date"), July 31, 2002 and for the period from March 29, 2001 (Pinnacle's date of incorporation) to July 31, 2001 (Pinnacle had no operations until May 22, 2001, the date on which Pinnacle consummated the acquisition of certain assets and the assumption of certain liabilities of Vlasic Foods International Inc.'s North American business), and the related notes thereto (such audited financial statements collectively being referred to herein as the "Pinnacle Financial Statements"), accompanied by a true and correct copy of the reports thereon of PricewaterhouseCoopers LLP, independent public accountants, and all letters from such auditors concerning internal control commentary resulting from the conducting of such audit. The Pinnacle Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial condition and results of operations of Pinnacle and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

                  Section 7.4 Absence of Certain Changes. Except as set forth in Section 7.4 of the Pinnacle Disclosure Schedule or as provided or contemplated by the Transaction Documents, since the Latest Pinnacle Balance Sheet Date:

                                    (i) Pinnacle and the Subsidiaries of
         Pinnacle have in all material respects conducted their respective business in the ordinary course of business consistent with past practice;

                                    (ii) neither Pinnacle nor any Subsidiary
         of Pinnacle have taken any actions, and no events have occurred that, individually or in the aggregate, has had or would have a Pinnacle Material Adverse Effect; and

                                    (iii) neither Pinnacle nor any Subsidiary
         of Pinnacle has taken any action that, if taken after the Pinnacle Ownership Date without the Designated Representative's consent, would constitute a breach of any of the covenants set forth in Section 10.1 hereof.

                  Section 7.5 Litigation.

                           (a) Except as set forth in Section 7.5(a) of the
Pinnacle Disclosure Schedule, there is no Litigation pending or, to the Knowledge of Pinnacle, threatened in writing against Pinnacle or any of its Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) if resolved adversely to Pinnacle or any of its Subsidiaries would have a Pinnacle Material Adverse Effect.

                           (b) Except as set forth in Section 7.5(b) of the
Pinnacle Disclosure Schedule, neither Pinnacle nor any Subsidiary of Pinnacle is (i) in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (ii) a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except, in each case, where such default or breach, or such order, judgment or decree, would not have a Pinnacle Material Adverse Effect.

                  Section 7.6 Consents and Approvals. Except as set forth in
Section 7.6 of the Pinnacle Disclosure Schedule, no consent, registration, declaration, or filing with, any Governmental Entity is required by Pinnacle or any of its Subsidiaries in connection with the execution, delivery and performance by CEH LLC of this Agreement and the other Transaction Documents to which it is a party or the consummation by CEH LLC of the transactions contemplated hereby or thereby, except for (a) the filing of a pre-merger notification and report form by CEH LLC under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, (b) the filing, if applicable or advisable, of a request for an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) and/or the filing of a pre-merger notification by CEH LLC in accordance with Part IX of the Competition Act (Canada) and the expiration of the applicable waiting period thereunder, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) such filings in connection with any state or local tax that is attributable to the beneficial ownership of the Pinnacle Real Property ("Gains and Transfer Taxes"), if any, (e) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated in this Agreement and the other Transaction Documents to which CEH LLC is a party and
(f) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not, individually or in the aggregate, have a Pinnacle Material Adverse Effect.

                  Section 7.7 Noncontravention. The execution, delivery and performance by CEH LLC of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 7.6 or as set forth in
Section 7.7 of the Pinnacle Disclosure Schedule, (a) conflict with or result in any breach of Pinnacle's or its Subsidiaries' respective Fundamental Documents; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration of any obligation under, or result in the creation of a Lien (other than Pinnacle Permitted Encumbrances), or otherwise require the consent or waiver of, or notice to, any other party under, any Pinnacle Material Contract; or (c) violate any material Law applicable to Pinnacle, any of its Subsidiaries or any of their respective properties or assets except, with respect to each of clauses (b) and (c), such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, have a Pinnacle Material Adverse Effect.

                  Section 7.8 Compliance with Laws. Except as set forth in
Section 7.8 of the Pinnacle Disclosure Schedule, each of Pinnacle and its Subsidiaries (a) is in compliance in all material respects with all Laws applicable to its business, and neither Pinnacle nor any of its Subsidiaries has received any written notice of any alleged material violation of Law, except to the extent that any noncompliance or violation would not, individually or in the aggregate, have a Pinnacle Material Adverse Effect, and
(b) holds all Permits required for the ownership of its assets and operation of its business except where the failure to hold any such Permits would not, individually or in the aggregate, have a Pinnacle Material Adverse Effect. All such Permits are in full force and effect, except for those the failure of which to be in full force and effect would not, individually or in the aggregate, have a Pinnacle Material Adverse Effect. For purposes of this
Section 7.8, the term "Laws" as used in clause (a) above shall not include any Environmental Laws, any Laws relating to Taxes or the subject matters of Sections 7.10, 7.11 and 7.12.

                  Section 7.9 Pinnacle Material Contracts. Section 7.9 of the Pinnacle Disclosure Schedule lists as of the Pinnacle Ownership Date each Contract of the following types to which Pinnacle or any of its Subsidiaries is a party or by or to which Pinnacle or any of its Subsidiaries or any of their properties may be bound or subject:

                           (a) Contracts containing covenants purporting to
limit the freedom of Pinnacle or any of its Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals;

                           (b) Contracts which require payments to or by
Pinnacle or any of its Subsidiaries of at least $2.5 million annually and which, in either case, cannot be canceled by Pinnacle or such Subsidiary without penalty on notice of ninety (90) days or less;

                           (c) Contracts constituting indentures, mortgages,
promissory notes, loan agreements, bonds, guarantees, letters of credit or other financing agreements or instruments of Pinnacle or any of its Subsidiaries evidencing indebtedness in amounts in excess of $2.5 million;

                           (d) Contracts providing for the acquisition or
disposition of any business or the capital stock of any Person in each case having a purchase price in excess of $2.5 million that has not been terminated or consummated;

                           (e) Contracts in respect of any joint venture,
partnership or other similar arrangement, in each case involving a contribution of future capital (whether such future capital is contributed in cash, goods or services) in excess of $2.5 million on the part of Pinnacle;

                           (f) Contracts constituting manufacturer's
representative, sales agency, supply, co-packaging, distribution or marketing Contracts (A) having a remaining term of one-year or more (from the Pinnacle Ownership Date) and which are not terminable by Pinnacle or a Subsidiary of Pinnacle without penalty on notice of ninety (90) days or less and (B) which are material to the business, results of operations, condition (financial or otherwise) of Pinnacle and its Subsidiaries, taken as a whole; and

                           (g) each amendment, supplement, and modification in
respect of any of the foregoing.

                  "Pinnacle Material Contracts" means the Contracts disclosed in Section 7.9 of the Pinnacle Disclosure Schedule; provided, that no event shall a Pinnacle Material Contract include a Pinnacle Ordinary Course of Business Contract. Neither Pinnacle nor any of its Subsidiaries is in default in any material respect under any such Pinnacle Material Contract. Each such Pinnacle Material Contract is (a) a valid and binding obligation of Pinnacle or its Subsidiaries and, to the Knowledge of Pinnacle, a valid and binding obligation of each other party thereto, and (b) is in full force and effect. To the Knowledge of Pinnacle, each other party thereto, has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of, nor in receipt of any claim of default or breach under, any such Pinnacle Material Contract. There has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a default by Pinnacle or any Subsidiary, or to the Knowledge of Pinnacle, any of the other parties to any such Pinnacle Material Contracts, except as set forth in Section 7.9 of the Pinnacle Disclosure Schedule and except for those defaults that would not have a Pinnacle Material Adverse Effect.

                  Section 7.10 ERISA Compliance; Labor.

                           (a) Section 7.10(a) of the Pinnacle Disclosure
Schedule contains a complete and correct list of each Pinnacle Plan. With respect to each Pinnacle Plan, CEH LLC has heretofore delivered or made available to the Company true and correct copies of the Pinnacle Plan and any amendments thereto (or if the Pinnacle Plan is not a written plan, a description thereof) and the most recent determination letter received from the Internal Revenue Service with respect to each Pinnacle Plan intended to qualify under Section 401 of the Code. There has been no amendment to, written interpretation of or announcement (whether or not written) by Pinnacle or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Pinnacle Plan that would increase materially the expense of maintaining such Pinnacle Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Except as set forth in Section 7.10(a) of the Pinnacle Disclosure Schedule, neither Pinnacle nor any other entity required to be aggregated with Pinnacle under Section 414(b), 414(c) or 414(m) of the Code (the "Pinnacle Aggregated Group") sponsors, and neither Pinnacle nor any member of the Pinnacle Aggregated Group has sponsored since the inception of Pinnacle, a "defined benefit plan" as such term is defined in Section 3(35) of ERISA (each such defined benefit plan, a "Pinnacle Pension Plan"). Except as set forth in
Section 7.10(a) of the Pinnacle Disclosure Schedule, neither Pinnacle nor any member of the Pinnacle Aggregated Group has contributed or been obligated to contribute at any time to any "multi-employer plan" as such term is defined in
Section 3(37) or Section 4001(a)(3) of ERISA. Neither Pinnacle nor any member of the Pinnacle Aggregated Group has any liability under Title IV of ERISA, except for the payment of premiums to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

                           (b) Each Pinnacle Plan has been administered in all
material respects in accordance with its terms, and each of the Pinnacle Plans (and its related trust) has been operated in material compliance with applicable Laws. Each Pinnacle Plan that is intended to be qualified under
Section 401(a) of the Code has been operated in material compliance with
Section 401(a) of the Code and ERISA. All contributions, premiums and other payments with respect to Pinnacle Plans that are due on or before the Pinnacle Ownership Date have been timely paid; and all contributions, premiums and payments with respect to each Pinnacle Plan due prior to the date hereof to any Pinnacle Plan have been timely paid. Except as set forth in Section 7.10(b) of the Pinnacle Disclosure Schedule, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Pinnacle, threatened against, or with respect to, any of the Pinnacle Plans. To the Knowledge of Pinnacle, there is no matter (including any audit, examination, investigation or other inquiry) pending with respect to any of the Pinnacle Plans before the Internal Revenue Service, the Department of Labor or any other Governmental Entity other than as described in Section 7.10(b) of the Pinnacle Disclosure Schedule.

                           (c) Except as set forth in Section 7.10(c) of the
Pinnacle Disclosure Schedule, to the Knowledge of Pinnacle, there exists no condition that would subject Pinnacle or any member of the Pinnacle Aggregated Group to any material liability under the terms of the Pinnacle Plans or applicable Laws other than (i) any payment of benefits in the normal course of plan operation and (ii) the payment of contributions as required by the terms of such plan or applicable Law.

                           (d) No "prohibited transaction," as such term is
described in Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Pinnacle Plans that would subject Pinnacle, any of its Subsidiaries, any officer of Pinnacle or any of such plans or any trust to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any liability under ERISA.

                           (e) Except as set forth in Section 7.10(e) of the
Pinnacle Disclosure Schedule, no employee or former employee of Pinnacle or any of its Subsidiaries will be entitled to any additional payment or benefit, or to the acceleration of any payment or benefit, by reason of the transactions contemplated by this Agreement.

                           (f) Except as set forth in Section 7.10(f) of the
Pinnacle Disclosure Schedule, Pinnacle has the requisite power and authority under ERISA and other applicable Laws to make all changes to retiree welfare benefits (including increases in premiums and cost-sharing for former employees and their dependents) that it has previously implemented and to make all changes to retiree welfare benefits that it has announced but not yet implemented.

                           (g) Except as set forth in Section 7.10(g) of the
Pinnacle Disclosure Schedule, neither Pinnacle nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as set forth in Section 7.10(g) of the Pinnacle Disclosure Schedule, (i) neither Pinnacle nor any of its Subsidiaries is engaged in any unfair labor practices, has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of Pinnacle, threatened against it, (ii) to the Knowledge of Pinnacle, there are currently no union organizing activities among the employees of Pinnacle or any of its Subsidiaries, (iii) neither Pinnacle nor any of its Subsidiaries has closed any facility or implemented any new early retirement, separation or window program, nor have any such actions or programs been planned or announced for the future, (iv) there is no labor strike, walkout or other material work stoppage pending, or to the Knowledge of Pinnacle, threatened against Pinnacle or any of its Subsidiaries, and (v) no charges, complaints or proceedings have been asserted against Pinnacle or any of its Subsidiaries before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices.

                  Section 7.11 Intellectual Property. Section 7.11 of the Pinnacle Disclosure Schedule sets forth all of the statutorily registered or issued Pinnacle Intellectual Property. Except as set forth in Section 7.11 of the Pinnacle Disclosure Schedule, Pinnacle and its Subsidiaries own, or are licensed or otherwise have the right or license to use inventions that are the subject of the United States and foreign patents and applications thereto, registered trademarks, trademarks, registered service marks, service marks, trade names, copyrights, software and know-how currently used by Pinnacle and its Subsidiaries in their respective businesses (the "Pinnacle Intellectual Property") other than the trademarks Swanson and Vlasic (such trademarks not to include any other trademarks or terms used in association with the trademarks Swanson and Vlasic), except where the failure to so own, license or otherwise have the right to use such Pinnacle Intellectual Property would not, individually or in the aggregate, have a Pinnacle Material Adverse Effect. Pinnacle and its Subsidiaries, own, or are licensed or otherwise have the right or license to use, the trademarks Swanson and Vlasic (such trademarks not to include any other trademarks or terms used in association with the trademarks Swanson and Vlasic) as currently used by Pinnacle and its Subsidiaries in their respective businesses. Except as set forth in Section
7.11 of the Pinnacle Disclosure Schedule, (a) to the Knowledge of Pinnacle, the use of the Pinnacle Intellectual Property by Pinnacle and its Subsidiaries does not interfere with, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of any other person and Pinnacle has not received any written demand, claim or notice from any person with respect to the Pinnacle Intellectual Property which challenges the validity of any Pinnacle Intellectual Property; (b) to the Knowledge of Pinnacle, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Pinnacle Intellectual Property; (c) no trademark or service mark owned, or to the Knowledge of Pinnacle licensed, by Pinnacle or its Subsidiaries is involved in the United States or Canada in any opposition, cancellation or equivalent proceeding, and to the Knowledge of Pinnacle, no such action has been threatened; (d) no patent owned by Pinnacle is involved in the United States or Canada in any interference, reissue, reexamination or equivalent proceeding; and (e) Pinnacle has not granted a license to any person to use any Pinnacle Intellectual Property other than licenses granted in the ordinary course of business or under any agreement set forth in Section 7.11 of the Pinnacle Disclosure Schedule.

                  Section 7.12 Taxes.

                           (a) Pinnacle and its Subsidiaries have timely filed
all Tax Returns required to be filed by them under applicable Law, and all such Tax Returns were and are true, complete and correct in all material respects. All Taxes due and payable by Pinnacle for all periods or portions thereof ending on or before the Closing Date have been timely paid or provided for.

                           (b) Pinnacle and its Subsidiaries have complied
with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld, collected and paid over to the proper governmental authorities all amounts required.

                           (c) No audits or other administrative proceedings
or court proceedings are presently pending with regard to any Taxes or Tax Returns of Pinnacle or its Subsidiaries, except for any audits or other proceedings (i) that will not result in additional material Taxes, or (ii) with respect to which Pinnacle has established adequate reserves for any resultant Taxes, which reserves are reflected on the most recent audited balance sheets of Pinnacle.

                           (d) Neither Pinnacle nor its Subsidiaries has
requested any extension of time within which to file any Tax Return, which Tax Return has not prior to the expiration of the extension period been filed.

                           (e) Neither Pinnacle nor its Subsidiaries has
agreed to, nor is it required to make, any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Pinnacle or its Subsidiaries that could affect any period or portion thereof beginning on or after the Closing Date, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of Pinnacle or its Subsidiaries.

                           (f) Pinnacle does not have any material liability
for Taxes of any Person other than its Subsidiaries (i) under Treasury Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law),
(ii) by contract, or (iii) otherwise.

                           (g) No material deficiencies for any Taxes have
been proposed, asserted or assessed in writing against Pinnacle which have not been paid, except for any deficiencies with respect to which Pinnacle has established adequate reserves, which reserves are reflected on the most recent audited balance sheet of Pinnacle, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of Pinnacle or its Subsidiaries.

                           (h) Pinnacle's Subsidiaries do not have any
liability for Taxes of any Person other than Pinnacle (i) under Treasury Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign law)
(ii) by contract, or (iii) otherwise.

                           (i) Section 7.12 of the Pinnacle Disclosure
Schedule describes all material adjustments to Tax Returns filed by, or on behalf of, Pinnacle or its Subsidiaries, or any affiliated group of corporations of which Pinnacle or its Subsidiaries is or was a member, for all taxable years since March 29, 2001, that have been proposed in writing by any representative of any Governmental Entity, and the resulting Taxes, if any, proposed to be assessed.

                           (j) There are no material liens with respect to
Taxes upon any of the properties or assets, real or personal, tangible or intangible, Pinnacle or its Subsidiaries (except for Taxes not yet due).

                           (k) No property owned by Pinnacle or its
Subsidiaries is property that CEH LLC, Pinnacle or its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                           (l) Neither Pinnacle nor its Subsidiaries, owns an
interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

                           (m) Pinnacle is not a United States real property
holding corporation within the meaning of Section 897(c)(2) of the Code.

                           (n) To the Knowledge of Pinnacle, neither Pinnacle
nor its Subsidiaries is a party (other than as an investor) to any industrial development bond.

                           (o) To the Knowledge of Pinnacle, neither Pinnacle
nor its Subsidiaries was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to Pinnacle or its Subsidiaries due to the contemplated transaction.

                           (p) To the Knowledge of Pinnacle, during the
previous two years neither Pinnacle nor its Subsidiaries has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

                           (q) To the Knowledge of Pinnacle, none of the
property owned or used by Pinnacle or its Subsidiaries is subject to a lease other than a "true" lease for federal income tax purposes.

                  Section 7.13 Properties.

                           (a) Owned Real Property. Section 7.13(a) of the
Pinnacle Disclosure Schedule sets forth a complete list of all Pinnacle Owned Real Property. Except as set forth in Section 7.13(a) of the Pinnacle Disclosure Schedule and in the real estate title reports for real estate owned by Pinnacle and its Subsidiaries, Pinnacle or a Subsidiary of Pinnacle has good, marketable title to the Pinnacle Owned Real Property, free and clear of all Liens other than Pinnacle Permitted Encumbrances. Pinnacle or a Subsidiary of Pinnacle has sufficient title to such easements, rights of way and other rights appurtenant to each of the Pinnacle Owned Real Properties as are necessary to permit ingress and egress to and from the Pinnacle Owned Real Property to a public way, except where the failure to have such title would not have a Pinnacle Material Adverse Effect. The material improvements on the Pinnacle Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of Pinnacle and each of its Subsidiaries operated thereon to be operated in the ordinary course as currently operated, except where the failure to have such access would not have a Pinnacle Material Adverse Effect. Except as set forth in Section 7.13(a) of the Pinnacle Disclosure Schedule, the material improvements located on the Pinnacle Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of Pinnacle and its Subsidiaries to be operated in the ordinary course as currently operated. The current use of the Pinnacle Owned Real Property by Pinnacle and its Subsidiaries does not violate in any material respect any restrictive covenants of record affecting any of the Pinnacle Owned Real Property.

                           (b) Leased Real Property. Section 7.13(b) of the
Pinnacle Disclosure Schedule sets forth a list of all material real property leases to which Pinnacle or any of its Subsidiaries is a party. Each lease set forth in Section 7.13(b) of the Pinnacle Disclosure Schedule is a valid and binding obligation of Pinnacle or a Subsidiary of Pinnacle and (subject to any of such leases being terminated in the ordinary course of business and in accordance with the terms thereof) is in full force and effect. With respect to each Pinnacle Leased Real Property, except as otherwise set forth in
Section 7.13(b) of the Pinnacle Disclosure Schedule, neither Pinnacle nor any of its Subsidiaries, and to the Knowledge of Pinnacle, no other party, is in default in any material respect under any lease set forth in Section 7.13(b) of the Pinnacle Disclosure Schedule.

                           (c) Tangible Property. Pinnacle or its Subsidiaries
have good title to, or hold pursuant to valid and enforceable leases, all the tangible properties and assets of Pinnacle and its Subsidiaries (excluding Pinnacle Real Property) that are material to the conduct of the businesses of Pinnacle and its Subsidiaries, with only such exceptions as constitute Pinnacle Permitted Encumbrances. Except as set forth in Section 7.13(c) of the Pinnacle Disclosure Schedule, such tangible properties and assets of Pinnacle and its Subsidiaries are sufficient for the continued conduct of Pinnacle's businesses in substantially the same manner as previously conducted, except where the failure would not have a Pinnacle Material Adverse Effect.

                           (d) Liens and Encumbrances. All of the material
assets of Pinnacle and each of its Subsidiaries are free and clear of all Liens, except Pinnacle Permitted Encumbrances and as set forth in Section 7.13(d) of the Pinnacle Disclosure Schedule.

                  Section 7.14 Environmental Matters. Except as set forth in
Section 7.14 of the Pinnacle Disclosure Schedule:

                           (a) the Pinnacle Real Property is in compliance
with all applicable Environmental Laws including, but not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, where the failure to comply with such Environmental Laws would not result in a Pinnacle Material Adverse Effect;

                           (b) there is no pending or threatened claim,
lawsuit or administrative proceeding against Pinnacle or any Subsidiary of Pinnacle under any Environmental Law, which would have a Pinnacle Material Adverse Effect. Pinnacle has not received written notice from any person, including a Governmental Entity, alleging that Pinnacle or any Subsidiary of Pinnacle is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and would result in a Pinnacle Material Adverse Effect; and

                           (c) there have been no Releases, spills or
discharges of Hazardous Materials on or underneath any of the Pinnacle Real Property, that would result in a Pinnacle Material Adverse Effect.

                  Section 7.15 Affiliate Transactions. Except as set forth in
Section 7.15 of the Pinnacle Disclosure Schedule and except for compensation and payment of reimbursable expenses incurred in the ordinary course of business to regular employees of Pinnacle and its Subsidiaries, no current or former Affiliate of Pinnacle or any of its Subsidiaries, is presently, or since the Pinnacle Ownership Date has been, (i) a party to any transaction or Pinnacle Material Contract with Pinnacle or any of its Subsidiaries or (ii) the direct or indirect owner of an interest in any person which is a present or potential competitor, supplier or customer of Pinnacle or any of its Subsidiaries (other than non-affiliated holdings in publicly held companies). Except as set forth in Section 7.15 of the Pinnacle Disclosure Schedule, no current or former Affiliate of Pinnacle or any of its Subsidiaries is a guarantor or otherwise liable for any actual or potential liability or obligation, whether direct or indirect, of Pinnacle or any of its Subsidiaries

                  Section 7.16 Insurance. Pinnacle and its Subsidiaries maintain policies of insurance in amounts that Pinnacle believes to be reasonably sufficient to insure against risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located and have been issued by insurers of recognized responsibility. Pinnacle has received no written notice of default under any such policies and no written notice of cancellation of any such coverage.

                  Section 7.17 Product Recalls. Except as set forth in Section
7.17 of the Pinnacle Disclosure Schedule, since May 22, 2001, Pinnacle has not instituted any material recalls or withdrawals of products produced or sold by Pinnacle or any of its Subsidiaries, and there has not been any similar action of any Governmental Entity with respect to such products.

                                 ARTICLE VIII

                   REPRESENTATIONS AND WARRANTIES OF CEH LLC

                  Except as set forth in the disclosure schedule delivered by CEH LLC (the "CEH LLC Disclosure Schedule") to the Company simultaneously with the execution and delivery hereof, CEH LLC hereby represents and warrants to the Company as set forth below as of the date hereof (unless otherwise explicitly indicated). Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to such other Sections of this Agreement as is reasonably apparent on the face of the disclosure notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality. In the event of any inconsistency between statements in the body of this Agreement and statements in the CEH LLC Disclosure Schedule (excluding exceptions expressly set forth in the CEH LLC Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

                  Section 8.1 Organization. CEH LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is now being conducted.

                  Section 8.2 Due Authorization. CEH LLC has all necessary power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and, subject to the approval of the Bankruptcy Court, to consummate the transactions contemplated hereby and thereby. The execution and delivery by CEH LLC of this Agreement and each of the other Transaction Documents to which it is a party is, and the compliance by CEH LLC with this Agreement and each of the other Transaction Documents to which it is a party, upon the approval of the Bankruptcy Court, will have been duly authorized by all requisite action of CEH LLC. This Agreement has been, and each of the other Transaction Documents to which CEH LLC is a party when executed and delivered by CEH LLC will be, duly and validly executed and delivered by CEH LLC, and (assuming due authorization, execution and delivery by the other parties hereto or thereto) this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by CEH LLC will constitute, a valid and binding obligation of CEH LLC, enforceable against CEH LLC in accordance with its terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

                  Section 8.3 Non-Contravention. The execution, delivery and performance by CEH LLC of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 8.5 hereof or as set forth in Section 8.5 of the CEH Disclosure Schedule: (a) conflict with or result in any breach of CEH LLC's Fundamental Documents; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration of any obligation under, or result in the creation of a material Lien, or otherwise require the consent or waiver of, or notice to, any other party under, any material Contract to which CEH LLC is a party; or (c) violate any Law applicable to CEH LLC or any of its properties or assets except (in the case of clause (b) or (c)), for violations, breaches, defaults, rights or Liens which (i) purport to become effective upon the occurrence of the Bankruptcy Case, (ii) individually or in the aggregate, would not materially adversely affect the ability of CEH LLC to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party or (iii) would not have a Material Adverse Effect.

                  Section 8.4 Litigation.

                           (a) Except as set forth in Section 8.4 of the CEH
LLC Disclosure Schedule, there is no Litigation pending or, to the Knowledge of CEH LLC, threatened in writing against CEH LLC or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which (i) is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, or (ii) if resolved adversely to CEH LLC would have a Material Adverse Effect.

                           (b) Except as set forth in Section 8.4 of the CEH
LLC Disclosure Schedule, CEH LLC is not (i) in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (ii) a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except, in each case, where such default, or breach, or such order, judgment or decree, would not (x) prevent or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, or (y) have a Material Adverse Effect.

                  Section 8.5 Consents and Approvals. Except as set forth in
Section 8.5 of the CEH LLC Disclosure Schedule, no consent, registration, declaration, or filing with, any Governmental Entity is required by CEH LLC in connection with the execution, delivery and performance by CEH LLC of this Agreement and the other Transaction Documents to which it is a party or the consummation by CEH LLC of the transactions contemplated hereby or thereby, except for (a) the filing of a pre-merger notification and report form by CEH LLC under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, (b) the filing, if applicable or advisable, of a request for an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) and/or the filing of a pre-merger notification by CEH LLC in accordance with Part IX of the Competition Act (Canada) and the expiration of the applicable waiting period thereunder, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(d) such filings in connection with any Gains and Transfer Taxes, if any, (e) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated in this Agreement and the other Transaction Documents to which CEH LLC is a party and (f) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 8.6 Financing. A complete and correct copy of the Debt Commitment Letter is attached hereto as Exhibit E and complete and correct copies of the commitment letters relating to the provision of equity financing by the Pinnacle Equity Investors are attached hereto as Exhibit F (the "Equity Commitment Letters"). Assuming the successful consummation of the Pinnacle Merger and the issuance of up to $225 million of senior subordinated notes of the Reorganized Company at the Closing Date (the "High Yield Offering"), the funding commitments under the facilities described in the Debt Commitment Letter and the equity commitments described in the Equity Commitment Letters, taken together, are in amounts sufficient to enable CEH LLC and Pinnacle to consummate the transactions contemplated by this Agreement. Each of the Equity Commitment Letters is valid, binding and in full force and effect.

                  Section 8.7 Ownership of Holding and Pinnacle. CEH LLC is on the date hereof, and will be as of the Pinnacle Ownership Date, the Agreement Effective Date and the Closing Date, the lawful record and beneficial owner of all of the outstanding equity securities of Holding other than equity securities issued under the Holding Option Plan. As of the Pinnacle Ownership Date, the Agreement Effective Date and the Closing Date, Holding will be the lawful record and beneficial owner of all of the outstanding equity securities of Pinnacle.

                  Section 8.8 Financial Advisory, Legal and Other Fees. No agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person is or will be entitled to any fee, commission, expense or other amount from CEH LLC in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents except for
(a) the advisors identified in Section 8.8 of the CEH LLC Disclosure Schedule and (b) other Persons whose fees, commissions, expenses and other amounts accrued through the date hereof and paid or payable do not in the aggregate total more than $1 million (taking into account any amount saved if any of the aforementioned advisors are replaced).

                  Section 8.9 Beneficial Ownership. As of the date of this Agreement, CEH LLC has no record or beneficial ownership of, and does not hold investment authority over, any securities of the Company.

                  Section 8.10 Capitalization; Subsidiaries.

                           (a) The capitalization of CEH LLC shall be as set
forth in Section 7.2 of the Pinnacle Disclosure Schedule as of the Pinnacle Ownership Date.

                           (b) Each of CEH LLC's Subsidiaries is listed in
Section 8.10 of the CEH LLC Disclosure Schedule. Except as set forth in
Section 8.10 of the CEH LLC Disclosure Schedule, CEH LLC directly or indirectly is the beneficial and record owner of all issued and outstanding capital stock of each such Subsidiary and such ownership is free and clear of all Liens. Each outstanding share of capital stock of each such Subsidiary has been duly and validly authorized and issued and is fully paid and nonassessable.

                  Section 8.11 No Preemptive Rights. None of the Class A Units or the Bondholder Trust Interests to be outstanding or subject to issuance upon completion of the Restructuring will be issued in violation of, or subject to, any preemptive rights or other rights to subscribe for or purchase securities other than as set forth in the CEH LLC Members Agreement.

                  Section 8.12 No Activity. Holding was incorporated on July 28, 2003. Since its inception, Holding has not engaged in any activity, other than such actions in connection with (i) its organization, (ii) the purchase of all of the outstanding capital stock of Acquisition and (iii) the preparation, negotiation and execution of the Pinnacle Merger Agreement and the transaction documents under and relating to the Pinnacle Merger Agreement, this Agreement and the other Transaction Documents and the transactions contemplated thereby and hereby. Holding does not have any operations, has not generated any revenues and does not have any liabilities other than those incurred (a) in connection with the foregoing, (b) in association with the Pinnacle Merger as provided by the Pinnacle Merger Agreement and (c) in connection with the financing under the Pinnacle Senior Credit Facility and the Debt Commitment Letter.

                                  ARTICLE IX

                           COVENANTS OF THE COMPANY

                  Section 9.1 Conduct of Business Pending Closing. Subject to the Exceptions, and except as set forth in Section 9.1 of the Company Disclosure Schedule, or as consented to by CEH LLC (which consent shall not be unreasonably withheld), during the period from the date of this Agreement through and including the Closing Date, the Company shall not, and shall not permit Sea Coast to:

                           (a) conduct its business other than in the Ordinary
Course of Business;

                           (b) other than dividends and distributions by Sea
Coast to the Company, (i) declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, or make any other distributions in respect of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) purchase, redeem or otherwise acquire any capital stock in the Company or Sea Coast or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (c) issue, deliver, sell, pledge or otherwise
encumber or subject to any Lien any of its shares of capital stock or any other voting securities or any securities convertible into, exercisable for or exchangeable with, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock pursuant to (i) the exercise of Options and Warrants outstanding on the date hereof, (ii) any mandatory provisions of any Plan and
(iii) the conversion of Series A Preferred outstanding on the date hereof;

                           (d) amend its Fundamental Documents other than in
accordance with this Agreement;

                           (e) acquire or agree to acquire by merging or
consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any "business" as defined in Rule 3-05(a)(2) of Regulation S-X;

                           (f) other than with respect to Permitted Liens,
sell, exchange, lease, sublease or otherwise dispose of any of the Company Real Property or other assets of the Company or Sea Coast (other than Intellectual Property), except for dispositions in the Ordinary Course of Business of (x) inventory, (y) receivables pursuant to the Receivables Facility or (z) other property or assets that are not material to the operation of the business of the Company and Sea Coast taken as a whole;

                           (g) other than (x) with respect to Permitted Liens
and (y) licenses in the Ordinary Course of Business, (i) sell, pledge, dispose of, transfer, license, encumber, abandon or fail to maintain, or (ii) authorize the sale, pledge, disposition, transfer, encumbrance, abandonment or failure to maintain of, any rights to items of material Intellectual Property;

                           (h) other than the Existing Credit Facility, the
DIP Facility, the Financing, incur any indebtedness for borrowed money or issue any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in each case in excess of $1 million and up to an aggregate of $2.5 million, except under the Receivables Facility and for surety bonds issued in the Ordinary Course of Business;

                           (i) authorize or make aggregate commitments with
respect to capital expenditures in excess of $2.5 million above the aggregate capital expenditures reflected in the Company Plan;

                           (j) increase the compensation payable or to become
payable or the benefits provided to, or pay any bonus (other than a bonus paid or options required to be paid or issued pursuant to a Plan in effect as of the date hereof) to, any director, officer or employee of the Company or Sea Coast, or grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any director, officer or other employee of the Company or of Sea Coast, or establish, adopt, enter into or amend, except as required to comply with applicable law, any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, other than (i) pursuant to the Key Employee Retention Plan, (ii) the Management Retention Plan, (iii) for payments to non-executive employees pursuant to existing Plans and policies of the Company or (iv) suspension of the Company's 1998 Employee Stock Purchase Plan;

                           (k) terminate the employment of any executive
officer (other than by accepting the resignations of Dale F. Morrison or Paul Graven) of the Company other than for cause;

                           (l) pay, loan or advance any amount to, or sell,
transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets from, or enter into any Contract with, any Five Percent Holder, or any of the Company's or Sea Coast's executive officers or directors (or immediate family members thereof), other than payment of compensation and benefits in the Ordinary Course of Business or as permitted under Section 9.1(j) hereof;

                           (m) other than (x) in the Ordinary Course of
Business and (y) as required under the terms of any existing Contract or any other Contract entered into in accordance with this Section 9.1, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise) (not otherwise subject to clause (o) below) in excess of $1 million;

                           (n) other than any Contract entered into with
respect to the Financing or the DIP Facility, enter into any Contract that (i) is outside the Ordinary Course of Business and (ii) (x) presents a material risk of delaying the Closing, (y) requires the Company to make payments in excess of $1 million, or (z) subjects the Company or Sea Coast to any material non-compete or other similar material restriction on the conduct of their businesses that would be binding following the Closing;

                           (o) other than pursuant to the Bankruptcy Plan,
effect any settlement or compromise of any pending or threatened Litigation in respect of which the Company or Sea Coast is or could have been a party, unless such individual settlement (i) includes an unconditional written release of the Company and Sea Coast, in form and substance reasonably satisfactory to the Company and CEH LLC, from all liability on claims that are the subject matter of such proceeding, (ii) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of the Company and Sea Coast and (iii) involves the payment by the Company of less than $2 million (in excess of any payments made pursuant to or by insurance policies) individually and, when taken together with all other such individual settlements, involved payment by the Company of less than $5 million in the aggregate (in excess of any payments made pursuant to or by insurance policies);

                           (p) change its methods of accounting, except as
required by changes in GAAP or SEC accounting; make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have the effect of materially increasing the Tax liability of the Company or Sea Coast, except as required by Law;

                           (q) modify, amend or otherwise alter the Bankruptcy
Plan in a manner that is adverse to CEH LLC (other than in accordance with the terms of this Agreement);

                           (r) make any voluntary pre-payments or other
voluntary distributions on or in respect of the Senior Notes or the Sub Debt;
or

                           (s) agree to take any of the foregoing actions.

                  Section 9.2 Directors' and Officers' Indemnification and Insurance.

                           (a) On or prior to the Closing Date, the Company
shall put in place and, thereafter, the Company shall maintain in effect for not less than six years after the Closing Date, the Company's current directors' and officers' insurance policies, if such insurance is obtainable (or policies equivalent in all material respects to those maintained by or on behalf of the Company and Sea Coast on the date hereof, and having at least the same coverage and containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Closing Date; provided, however, that in order to maintain or procure such coverage, the Company shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than three (3) times the most recent premium paid by the Company for such coverage for the period from June 25, 2003 through June 25, 2004 (the "Cap"); provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Company shall be required to only obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                           (b) From and after the Closing Date, the Company
shall indemnify and hold harmless to the fullest extent permitted under applicable Law (including by any Governmental Entity), each person who is, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or Sea Coast (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys fees), judgments, fines, penalties and amounts paid in settlement in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date.

                           (c) The Company shall keep in effect for a period
of not less than six years from the Closing Date (or, in the case of matters occurring prior to the Closing Date which have not been resolved prior to the sixth anniversary of the Closing Date, until such matters are finally resolved) all provisions in the Company's certificate of incorporation and bylaws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL and other applicable Laws (including by any Governmental Entity), and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

                           (d) If the Company or any of its successors or
assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the surviving entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 9.2.

                           (e) The provisions of this Section 9.2 are intended
to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                  Section 9.3 No Solicitation of Alternative Proposals.

                           (a) Except as set forth in this Section 9.3,
neither the Company nor Sea Coast shall, directly or indirectly through any of its officers, directors, employees, financial advisors, investment bankers, attorneys, accountants or other representatives or agents (collectively, "Representatives"), or otherwise, (i) solicit, initiate, facilitate (including by way of furnishing information), seek, assist or encourage the submission of any Alternative Proposal, or (ii) except as determined by the Board of Directors in good faith to be necessary to satisfy the fiduciary duties of the Board of Directors under applicable law, after consultation with outside legal counsel and financial advisors, in response to any bona fide written Alternative Proposal which did not result from a breach of Section 9.3(a)(i), participate in any discussions or negotiations regarding, or furnish to any Person, any information (provided that, prior to furnishing such information, the Company enters into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement) with respect to, or otherwise cooperate in any way with respect to, any bona fide written Alternative Proposal; provided, however, that pursuant to the Termination Agreement, following the Agreement Effective Date the Company may terminate various "standstill" agreements to which is has bound other parties, but may not otherwise take any of the actions prohibited by this Section 9.3 in respect of such Persons. The Company shall, and shall direct or cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal.

                           (b) Except as set forth in this Section 9.3(b), the
Board of Directors shall not (i) prior to commencement of the Bankruptcy Case, withhold, withdraw, amend, change or modify, or publicly propose to withhold, withdraw, amend, change or modify, in a manner adverse to CEH LLC, the approval or recommendation by the Board of Directors of this Agreement, (ii) prior to commencement of the Bankruptcy Case, approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal or (iii) cause or permit the Company to enter into any letter of intent or any agreement, contract or commitment with respect to any Alternative Proposal ("Alternative Agreement") or seek Bankruptcy Court approval of an Alternative Agreement or Alternative Proposal. Notwithstanding the foregoing, the Board of Directors may take any of the actions referred to above in this Section 9.3(b) with regard to a Superior Proposal in the event that the Board of Directors determines in good faith that such action is necessary to satisfy its fiduciary duties under applicable law, after consultation with outside legal counsel and financial advisors; provided that, prior to or contemporaneous with taking any action referred to in clause (iii) above with regard to an Alternative Proposal, the Company has provided the notice required by the last sentence of subparagraph (c) below and the Board of Directors shall cause the Company to terminate this Agreement pursuant to Section 12.1(f) hereof.

                           (c) The Company shall, within 24 hours of receipt
thereof, advise CEH LLC of (i) any Alternative Proposal or written request for information with respect to any Alternative Proposal the material terms and conditions of such Alternative Proposal or request and the identity of the Person making such Alternative Proposal or request and (ii) any changes in any such Alternative Proposal or request. The Company shall provide CEH LLC with at least two (2) Business Days written notice prior to entering into any Alternative Agreement.

                           As used herein, (i) "Alternative Proposal" shall
mean any proposal or offer from any Person other than CEH LLC or any Affiliate of CEH LLC relating to an Acquisition Transaction and
(ii) "Superior Proposal" shall mean an Alternative Proposal with terms that the Board of Directors determines in good faith (after receiving advice of the Company's outside financial adviser), taking into account all relevant aspects of the proposal and the Person making the proposal, would, if consummated, result in a transaction that is (x) more favorable to the Company's stakeholders than the transactions contemplated by this Agreement, and (y) reasonably capable of being completed.

                  Section 9.4 Access to Information.

                           (a) From the date hereof until the earlier of the
Closing Date or the termination of this Agreement in accordance with its terms, the Company shall (i) afford to the officers, employees, accountants, counsel, financing sources and other representatives (collectively, "Advisors") of CEH LLC, reasonable access during normal business hours to the Company's and Sea Coast's properties (including access to existing real property appraisals and existing Phase I environmental reports), books, contracts, commitments and records; (ii) furnish CEH LLC and its Advisors with copies of all such contracts, books and records and other existing documents and data as CEH LLC and/or its Advisors may reasonably request; (iii) make available during normal business hours to the Advisors the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's and Sea Coast's business, properties, prospects and personnel as CEH LLC may reasonably request; and
(iv) furnish CEH LLC and its Advisors with such additional financial, operating and other data and information concerning the Company and Sea Coast as CEH LLC and/or its Advisors may reasonably request and as may be reasonably available to the Company; provided, however, that nothing in this Section 9.4(a) or otherwise shall require the Company to furnish to CEH LLC or its Advisors any materials prepared by the Company's financial advisors or legal advisors.

                           (b) CEH LLC shall enter into a confidentiality
agreement with terms substantially in the form of the Confidentiality Agreement and shall keep all information disclosed to the Persons identified in clause (a) above pursuant to this Agreement confidential in accordance with such terms. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions contemplated hereby (including the identity of any party and the amounts paid in connection with the transactions); provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

                  Section 9.5 Consents. The Company shall cooperate with CEH LLC and, following the Pinnacle Ownership Date, Pinnacle and use its reasonable best efforts to (a) solicit and obtain all of the Governmental Requirements, all Third Party Consents and all License Consents as well as any other consents, waivers, approvals, authorizations or orders required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents and (b) timely make all necessary filings under the HSR Act and seek to obtain early termination of the waiting period under the HSR Act. Without limiting the foregoing, within ten (10) Business Days after the date hereof, the Company and CEH LLC shall submit all necessary filings under the HSR Act with the United States Department of Justice and any other Governmental Entity to which such filings are required to be submitted under the HSR Act and shall deliver to each other draft copies of all such reports prior to the filing thereof.

                  Section 9.6 Agreements with Five Percent Holders. The Company shall use reasonable best efforts to seek to obtain the consents referred to in Section 11.2(l) hereof.

                  Section 9.7 Releases. The Company shall use its reasonable best efforts to ensure that the Confirmation Order shall provide, among other things, that the directors, officers, advisors, attorneys, investment bankers and agents of the Company and CEH LLC and their respective affiliates, members, managers, shareholders, partners, representatives, employees, attorneys and agents are released, to the extent permitted by applicable Laws (including by any Governmental Entity), from any and all Litigation related to the Restructuring or the Restructuring Transaction.

                  Section 9.8 Notification of Certain Matters. From the date hereof through the Closing, the Company shall give prompt notice to CEH LLC and the Designated Representative of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the Company's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit the Company to limit, alter or amend its representations and warranties contained herein.

                  Section 9.9 Assistance with the Financing. The Company and Sea Coast shall use their reasonable best efforts to assist CEH LLC in effecting the Financing, which assistance shall include providing CEH LLC with such information regarding the Company as may be requested by the lenders participating in the financing contemplated by the Debt Commitment Letter or as may be necessary or appropriate for conducting the High Yield Offering; provided, however, the use of any such information in an offering memorandum or any similar financing document shall be subject to the review and reasonable consent of the Company.

                  Section 9.10 Closing Fee; Expenses.

                           (a) At the Closing, the Company shall pay to the
Pinnacle Equity Sponsors a fee of $2 million. The Company shall pay any and all reasonable fees and expenses incurred by it, and shall pay to the Pinnacle Equity Investors, the Informal Committee and Bondholder Trust any and all reasonable fees and expenses incurred by them (to the extent such fees and expenses have not been paid by the Company, Pinnacle or CEH LLC in advance of Closing), in connection with the transactions contemplated by this Agreement and the Other Transaction Documents; provided, that the Aurora Closing Expenses shall be paid at Closing to the extent provided by an order of the Bankruptcy Court.

                           (b) From and after the Closing, the Reorganized
Company shall reimburse Bondholder Trust for all reasonable fees and expenses incurred by it and each trustee thereof in connection with the maintenance and operations of Bondholder Trust, and shall pay such expenses on behalf of Bondholder Trust upon presentment to the Reorganized Company of invoices relating thereto; provided, however, that the Reorganized Company shall not be required to reimburse Bondholder Trust for (i) fees or expenses which would typically be borne by a securityholder of an entity, including, but not limited to, fees or expenses typically borne by a securityholder in respect of a transfer of securities (such as underwriters' discounts or commissions) or fees or expenses (such as transfer taxes) arising from any such transfers,
(ii) any other fees related to transfers (except for fees and expenses of the trustee and other similar administrative fees and expenses), or (iii) any fees or expenses arising from activities which are not related to the Bondholder Trust's primary function as an interim holding entity for Class A Units for the benefit of the Bondholders.

                  Section 9.11 Invoices for Professional Services. The Company and Sea Coast shall request each of their respective Representatives to submit invoices to them no earlier than three (3) Business Days prior to the Closing Date in respect of any amounts payable by the Company and/or Sea Coast to such Representatives as of the date of such invoice. Such invoices shall include a reasonable estimate of the expected fees payable to such Representatives for the period from the date of such invoice through the Closing Date.

                  Section 9.12 Pinnacle-Aurora Merger Agreement. The Company shall enter into the Pinnacle-Aurora Merger Agreement.

                  Section 9.13 Voting Agent; Exchange Agent. The Company shall appoint a Voting Agent and an Exchange Agent within a reasonable period after the Agreement Effective Date.


                                  ARTICLE X

                             COVENANTS OF CEH LLC

                  Section 10.1 Conduct of Business Pending Closing. Subject to any action, event, item, matter or circumstance that is required or permitted by this Agreement, any other Transaction Document or the Restructuring Transaction or that is required or contemplated by the Pinnacle Merger Agreement and the related financing and other Transaction Documents (as defined in the Pinnacle Merger Agreement), and except as set forth in Section
10.1 of the Pinnacle Disclosure Schedule, or as consented to by the Company and the Designated Representative (in each case, which consent shall not be unreasonably withheld), during the period from the Pinnacle Ownership Date through and including the Closing Date, CEH LLC will cause Pinnacle and its Subsidiaries not to:

                           (a) conduct its business other than in the Ordinary
Course of Business; and

                           (b) declare, set aside or pay any dividends
(payable in cash, stock, property or otherwise) on, or make any other distributions in respect of its capital stock.

                  Section 10.2 Consents. CEH LLC shall cooperate with the Company and use its reasonable best efforts to (a) obtain all of the Governmental Requirements, all Third Party Consents and all License Consents, as well as any other consents, waivers, approvals, authorizations or orders required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents, and (b) timely make all necessary filings under the HSR Act and obtain early termination of the waiting period under the HSR Act. Without limiting the foregoing, within ten (10) Business Days after the date hereof, the Company and CEH LLC shall submit all necessary filings under the HSR Act with the United States Department of Justice and any other Governmental Entity to which such filings are required to be submitted under the HSR Act and shall deliver to each other draft copies of all such reports prior to the filing thereof.

                  Section 10.3 Debt Commitment Letter. CEH LLC shall (a) use reasonable best efforts to perform and comply with its obligations and actions required of it to satisfy the obligations and conditions under the Debt Commitment Letter until the consummation of the Pinnacle Merger; (b) use reasonable best efforts to perform and comply with its obligations and actions required of it to satisfy the obligations and conditions under the Pinnacle Senior Credit Facility from and after the consummation of the Pinnacle Merger until and as of the Closing; (c) deliver to the Company and the Designated Representative, a copy of the Pinnacle Senior Credit Facility upon consummation of the Pinnacle Merger; and (d) use its reasonable best efforts to effectuate the High Yield Offering prior to, at or as of the Closing.

                  Section 10.4 Access to Information.

                           (a) From and after the consummation of the Pinnacle
Merger until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CEH LLC shall cause Pinnacle to (i) afford to the Company, the Designated Representative and their respective Advisors, reasonable access during normal business hours to Pinnacle's properties (including access to existing real property appraisals and existing Phase I environmental reports), books, contracts, commitments and records; (ii) furnish the Company, the Designated Representative and their respective Advisors with copies of all such contracts, books and records and other existing documents and data as the Company, the Designated Representative and/or their respective Advisors may reasonably request; (iii) make available during normal business hours to their respective Advisors the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Pinnacle's business, properties, prospects and personnel as the Company or the Designated Representative may reasonably request; and (iv) furnish the Company, the Designated Representative and their respective Advisors with such additional financial, operating and other data and information concerning Pinnacle and its Subsidiaries as the Company, the Designated Representative and/or their respective Advisors may reasonably request and as may be reasonably available to Pinnacle; provided, however, that except as provided in Section 15.15, nothing in this Section 10.4(a) or otherwise shall require CEH LLC or Pinnacle to furnish to the Company or their respective Advisors any materials prepared by Pinnacle's or CEH LLC's financial advisors or legal advisors.

                           (b) The Company shall keep all information
disclosed to the Persons identified in clause (a) above pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions contemplated hereby (including the identity of any party and the amounts paid in connection with the transactions); provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

                  Section 10.5 Approval of Bankruptcy Plan. As long as this Agreement is in effect, CEH LLC agrees, on its behalf and on behalf of the Pinnacle Equity Investors, with respect to all of the Sub Debt, Common Stock, Preferred Stock and any other securities of the Company it may hold, if any,
(a) to vote, or cause to be voted, timely in favor of the Bankruptcy Plan, (b) not to revoke or withdraw such vote, or permit such vote to be revoked or withdrawn, and (c) to forbear, or cause to be forborne, exercising its remedies under the indentures governing the Sub Debt. CEH LLC shall furnish such information as the Company may reasonably request in connection with any Bankruptcy Case and will otherwise reasonably support the Company's preparation and presentation of any motion, filing, disclosure statement or other pleading in the Bankruptcy Case consistent with the terms of this Agreement.

                  Section 10.6 Notification of Certain Matters.

                           (a) With respect to CEH LLC's representations and
warranties set forth in Article VIII, from the date hereof through the Closing, CEH LLC shall give prompt notice to the Company of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the representations or warranties set forth in Article VIII to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit CEH LLC to limit, alter or amend its representations and warranties set forth in Article VIII.

                           (b) With respect to CEH LLC's representations and
warranties regarding Pinnacle set forth in Article VII, from the Pinnacle Ownership Date through the Closing, CEH LLC shall give prompt notice to the Company of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the representations or warranties set forth in
Article VII to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit CEH LLC to limit, alter or amend its representations and warranties set forth in Article VII.

                  Section 10.7 Pinnacle-Aurora Merger Agreement. After the Pinnacle Ownership Date and prior to the Closing Date, CEH LLC shall cause Pinnacle to enter into the Pinnacle-Aurora Merger Agreement.

                  Section 10.8 Equity Contribution. On or prior to the Closing Date, CEH LLC shall contribute the amounts received by it pursuant to the investments contemplated by the Equity Commitment Letters to Holding and shall cause Holding to contribute such amounts to Pinnacle and cause Pinnacle to retain such amounts through the Closing.

                  Section 10.9 Financial Reports. Following the Pinnacle Ownership Date and prior to the Closing Date, CEH LLC shall cause Pinnacle to provide the Company with copies of any periodic financial reports which are required to be provided by Pinnacle to the lenders under the Pinnacle Senior Credit Facility contemporaneously with or promptly following the delivery of such reports to such lenders.

                  Section 10.10 No Activity. From and after the date hereof, Holding shall not conduct any operations, or incur any liabilities or obligations other than those described in Section 8.12 hereof.

                                  ARTICLE XI

                                  CONDITIONS

                  Section 11.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                           (a) HSR Approval. The applicable waiting period
(and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired.

                           (b) No Injunctions or Restraints. No temporary
restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity (collectively, "Restraints") preventing consummation of any of the transactions contemplated by the Transaction Documents shall be in effect. No Law shall be in effect which prohibits the transactions contemplated by the Transaction Documents.

                           (c) Bankruptcy Case. The Bankruptcy Plan shall have
been approved by the Bankruptcy Court pursuant to the Confirmation Order, and the Confirmation Order shall be in form and substance reasonably satisfactory to the Company and CEH LLC and shall be final and non-appealable.

                           (d) Governmental Requirements. The Governmental
Requirements shall have been satisfied, made or obtained and be in effect on the Closing Date.

                           (e) Pinnacle Merger. The Pinnacle Merger shall have
been consummated.

                  Section 11.2 Conditions to the Obligations of CEH LLC. The obligations of CEH LLC to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived, in whole or in part, by CEH LLC:

                           (a) Representations and Warranties. As of the date
of this Agreement and as of the Closing Date, the representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) shall be true and correct, except where the failure of such representations and warranties to be so true and correct shall not, individually or in the aggregate, result in a Company Material Adverse Effect.

                           (b) Performance of Obligations. The Company shall
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

                           (c) Company Material Adverse Effect. Since the date
of this Agreement, there shall not have occurred any Company Material Adverse Effect.

                           (d) Intellectual Property Licenses. Either (i) the
Confirmation Order shall expressly provide that each Material License be (x) in full force and effect following the Closing, (y) free and clear of any Liens other than any Liens granted in connection with the Financing and (z) if applicable, assumed by the Company or Sea Coast (as appropriate) pursuant to
Section 365 of the Bankruptcy Code or (ii) the License Consents shall have been obtained and shall be in effect on the Closing Date.

                           (e) Third Party Consents. The Company's Third Party
Consents shall have been obtained and be in effect on the Closing Date, except where the failure to obtain such consents does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

                           (f) Bankruptcy Order Regarding Class A Units and
Bondholder Trust Interests. The Bankruptcy Court shall have entered an order to the effect that all Class A Units and Bondholder Trust Interests to be outstanding or subject to issuance upon completion of the Restructuring shall at the time of their issuance be duly authorized and validly issued and outstanding, free and clear of any Liens, issued in compliance with all federal and state securities laws and not issued in violation of, or subject to, any preemptive rights or other rights to subscribe for or purchase securities other than as set forth in the CEH LLC Members Agreement.

                           (g) Minimum EBITDA. Cumulative Actual EBITDA shall
not have been less than the EBITDA Threshold.

                           (h) Officer's Certificate. The Company shall have
furnished CEH LLC with a certificate, dated as of the Closing Date, and signed on behalf of it by a duly authorized officer to the effect that, to such officer's knowledge, the conditions set forth in Sections 11.2(a), 11.2(b), 11.2(c) and 11.2(e) hereof have been satisfied.

                           (i) Financing. CEH LLC shall have received the
Financing in such amount and substantially upon the terms and conditions set forth therein.

                           (j) Personnel. Dale F. Morrison shall have resigned
as Interim Chief Executive Officer of the Company effective at or prior to the Effective Time.

                           (k) Opinion. CEH LLC shall have received the
opinion of Skadden, Arps, Slate, Meagher & Flom LLP, addressed to CEH LLC and dated as of the Closing Date, that based solely upon its review of the docket in the Bankruptcy Case, the Confirmation Order is non-appealable.

                           (l) Five Percent Holder Agreements. Each of Fenway
Partners, Inc., MDC Management Company III, L.P. and their respective Affiliates (other than portfolio companies) shall have consented to the termination of each agreement between them and the Company or Sea Coast, other than any securities of the Company, or such agreements shall otherwise be of no force and effect following the Closing.

                  Section 11.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger and the other transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived, in whole or in part, by the Company:

                           (a) Representations and Warranties of CEH LLC. As
of the date of this Agreement and as of the Closing Date, the representations and warranties of CEH LLC set forth in this Agreement (without giving effect to any materiality or material adverse effect qualifiers contained therein) shall be true and correct except where the failures of such representations and warranties to be true and correct shall not, individually or in the aggregate, result in a material adverse effect on their ability to fulfill their obligations under this Agreement and the other Transaction Documents.

                           (b) Representations and Warranties Regarding
Pinnacle. As of the Pinnacle Ownership Date and as of the Closing Date, the representations and warranties made by CEH LLC regarding Pinnacle set forth in this Agreement (without giving effect to any materiality or Pinnacle Material Adverse Effect qualifiers contained therein) shall be true and correct except where the failures of such representations and warranties to be true and correct shall not, individually or in the aggregate, have a Pinnacle Material Adverse Effect.

                           (c) Performance of Obligations. CEH LLC shall have
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

                           (d) Pinnacle Material Adverse Effect. Since the
Pinnacle Ownership Date, there shall not have occurred any Pinnacle Material Adverse Effect.

                           (e) Third Party Consents. Pinnacle's Third Party
Consents shall have been obtained and be in effect on the Closing Date, except where the failure to obtain such consents does not, individually or in the aggregate, constitute a Pinnacle Material Adverse Effect.

                           (f) CEH LLC Officer's Certificate. CEH LLC shall
have furnished the Company with a certificate, dated as of the Closing Date, and signed on behalf of it by a duly authorized officer to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 11.3(a), 11.3(b), 11.3(c), 11.3(d) and 11.3(e) hereof have been satisfied.

                                 ARTICLE XII

                                  TERMINATION

                  Section 12.1 Termination. This Agreement may be terminated and the transactions contemplated in this Agreement may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated in this Agreement shall have been received and no party hereto shall have any liability to any other party hereto (provided that any such termination shall not relieve any party from liability for any breach hereof prior to such termination nor shall it terminate the Company's obligations under Section 9.3(c) hereof or this
Article XII):

                           (a) by the mutual written consent of CEH LLC and
the Company;

                           (b) by CEH LLC or the Company, if the Closing has
not occurred by March 31, 2004 (the "Expiration Date"); provided, that (i) the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date and (ii) in the event that, after commencement of the Bankruptcy Case, the Board of Directors withdraws or changes its recommendation of this Agreement in a manner materially adverse to CEH LLC (or recommends an Alternative Proposal) then the Company may not so terminate until September 30, 2004;

                           (c) by CEH LLC or the Company, if there shall be
any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

                           (d) by CEH LLC, if (i) the Board of Directors
withdraws or changes its recommendation of this Agreement in a manner materially adverse to CEH LLC prior to commencement of the Bankruptcy Case,
(ii) the Board of Directors recommends an Alternative Proposal prior to commencement of the Bankruptcy Case, or (iii) the Company enters into an Alternative Agreement prior to commencement of the Bankruptcy Case, or (iv) the Company enters into an Alternative Agreement after commencement of the Bankruptcy Case and such Alternative Agreement is approved by the Bankruptcy Court;

                           (e) (i) by CEH LLC, if any of the conditions to the
obligations of CEH LLC set forth in Section 11.1 hereof or Section 11.2 hereof are not satisfied at or prior to the Closing, and such failure cannot be or has not been cured within thirty days after the giving of written notice to the Company; and (ii) by the Company, if any of the conditions to the obligations of the Company set forth in Section 11.1 hereof or Section 11.3 hereof are not satisfied at or prior to the Closing, and such failure cannot be or has not been cured within thirty days after the giving of written notice to CEH LLC; provided, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to any party who at such time is in material breach of any of its obligations hereunder;

                           (f) by the Company, if (i) the Board of Directors
determines in good faith, after consultation with outside legal counsel and financial advisors, that entering into an Alternative Agreement with regard to a Superior Proposal is necessary to satisfy the fiduciary duties of the Board of Directors under applicable law; provided that the Company shall have the right to terminate this Agreement pursuant to this subparagraph (f) only if it has complied with the provisions of Section 9.3 hereof, and shall comply with the requirements of Section 12.2 hereof relating to any required payment (including the timing of any payment) of the Break-Up Payment or Allowed Break-Up Payment Claim, as the case may be, prior to termination of this Agreement pursuant to this Section 12.1(f);

                           (g) by CEH LLC, in the event that (i) the payment
of the full amount of the Break-Up Payment as an Administrative Claim in the Bankruptcy Case is not approved by entry of an order (the "Payment Order") by the Bankruptcy Court on or prior to the date on which the Bankruptcy Court enters an order approving the Disclosure Statement, or (ii) the Payment Order is thereafter reversed, amended or modified in a manner adverse to CEH LLC, or the effectiveness thereof is stayed pending appeal.

                  Section 12.2 Fees and Expenses.

                           (a) CEH LLC shall be entitled to receive from the
Company a payment in an aggregate amount equal to $10,000,000 (the "Termination Payment") if at the time of termination of this Agreement CEH LLC is not in material breach of any of its obligations hereunder, and:

                                    (i) the Agreement is terminated by CEH LLC
         pursuant to Section 12.1(b) hereof and the Company enters into an Alternative Agreement in respect of a Superior Proposal within six months following such termination,

                                    (ii) the Agreement is terminated by CEH
         LLC pursuant to Sections 12.1(d)(i) or 12.1(d)(ii) hereof and the Company enters into an Alternative Agreement within nine months following such termination,

                                    (iii) the Agreement is terminated by CEH
         LLC pursuant to Sections 12.1(d)(iii) or 12.1(d)(iv) hereof, or

                                    (iv) the Agreement is terminated by the
         Company pursuant to Section 12.1(f) hereof.

Any Termination Payment due and owing to CEH LLC (x) pursuant to Sections 12.2(a)(i), 12.2(a)(ii) or 12.2(a)(iii) hereof shall be paid upon consummation of the transaction contemplated by the Alternative Agreement, and (y) pursuant to Section 12.2(a)(iv) hereof shall be paid within five (5) Business Days after the date of termination or such later date as the Bankruptcy Court may direct (but in no event later than the earlier of the consummation of the transaction contemplated by an Alternative Agreement and the effective date of a plan of reorganization for the Company).

                           (b) CEH LLC shall be entitled to reimbursement by
the Company for all of CEH LLC's Reimbursable Expenses up to an aggregate of $7,500,000 if CEH LLC is entitled to a Termination Payment. Any Reimbursable Expenses due and owing to CEH LLC as a result of the termination of this Agreement (x) pursuant to section 12.2(a)(i) or 12.2(a)(ii) or 12.2(a)(iii) hereof shall be paid upon the earlier of the consummation of the transaction contemplated by an Alternative Agreement and the effective date of a plan of reorganization for the Company, and (y) pursuant to section 12.2(a)(iv) hereof shall be paid within five (5) Business Days after the date of termination or such later date as the Bankruptcy Court may direct (but in no event later than the earlier of the consummation of the transaction contemplated by an Alternative Agreement and the effective date of a plan of reorganization for the Company).

                           (c) If this Agreement is terminated and, prior to
making any payment due to CEH LLC pursuant to Section 12.2(a) or 12.2(b) hereof, and the Company commences a case under chapter 11 of the Bankruptcy Code, the Company shall file the Break-Up Payment Claim Motion within three
(3) Business Days after the commencement of such chapter 11 case seeking entry of the Break-Up Payment Claim Order.

                           (d) The Company acknowledges and agrees that (i)
the payment of the Break-Up Payment or, if applicable, the allowance of the Allowed Break-Up Payment Claim and the Company's agreement to request Administrative Claim status therefore is an integral part of the transactions contemplated by this Agreement, (ii) the Company is aware that prior to the date hereof CEH LLC and/or its unitholders have incurred approximately $5 million of actual and deferred financing fees and substantial legal and accounting fees in connection with the transactions contemplated hereby and
(iii) in the absence of the Company's obligations to make this payment and agree to request such status, CEH LLC would not have entered into this Agreement and (iv) time is of the essence with respect to the payment of the Break-Up Payment.

                           (e) Except as set forth above in Section 9.10 and
this Section 12.2, all fees and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such expenses, whether or not the Restructuring is consummated.

                                 ARTICLE XIII

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS; NATURE OF REMEDIES

                  None of the representations and warranties of the Company or CEH LLC contained in Articles VI, VII and VIII hereof, including the Company Disclosure Schedule, the Pinnacle Disclosure Schedule and CEH LLC Disclosure Schedule, or any certificate or instrument delivered in connection herewith at or prior to the Closing, and none of the covenants contained in Articles IX and X hereof shall survive the Closing. The parties' respective covenants and agreements set forth herein that by their specific terms contemplate performance after Closing (including the Company's obligations pursuant to Article XII hereof) shall survive the Closing indefinitely unless otherwise set forth herein. CEH LLC's sole remedy for (x) a breach of the Company's representations or warranties or (y) a failure of any of the conditions to CEH LLC's obligation to consummate the transactions contemplated in this Agreement to be satisfied other than by reason of fraud or an intentional breach of an agreement of the Company contained in this Agreement shall be to terminate this Agreement, subject to any rights it may have under Section 12.2 hereof. The Company's sole remedy for (x) a breach of CEH LLC's representations or warranties set forth in Articles VII and VIII or (y) a failure of any of the conditions to the Company's obligation to consummate the transactions contemplated in this Agreement to be satisfied other than by reason of fraud or an intentional breach of an agreement of CEH LLC contained in this Agreement shall be to terminate this Agreement.

                                 ARTICLE XIV

                              CERTAIN DEFINITIONS

                  Section 14.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this
Section 14.1.

                  "Acquisition Transaction" means any (i) refinancing, restructuring, or reorganization of the capital structure of the Company, (ii) acquisition of all or a substantial part of the assets of the Company or a majority of the voting securities of the Company, or (iii) merger, business combination, recapitalization, restructuring, liquidation or dissolution involving the Company, whether or not in the context of a case filed under the Bankruptcy Code.

                  "Actual Aurora Net Debt" has the meaning set forth in
Section 4.1(c).

                  "Actual Aurora Working Capital" has the meaning set forth in
Section 4.1(c).

                  "Adjusted EBITDA" means (a) EBITDA of the Company for the relevant period, as set forth in the Company Plan, less (b) amounts expended from July 1, 2003 through the end of the relevant period for marketing and other related expenses in respect of the introduction by a competitor of the Company of new products consistent with the marketing plan previously provided to CEH LLC which are in excess of the amount of marketing and other related expenses set forth in the Company Plan up to an aggregate amount of $2.9 million less (c) the Settlement Amount.

                  "Administrative Claim" means a claim entitled to administrative expense priority under Sections 503(b) and/or 507(a)(1) of the Bankruptcy Code.

                  "Advisors" has the meaning set forth in Section 9.4(a).

                  "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

                  "Agreement" has the meaning set forth in the Preamble to this Agreement.

                  "Agreement Effective Date" means the date on which this Agreement becomes binding and effective against all of the parties hereto pursuant to Section 15.15 hereof.

                  "Agreement Effectiveness Notice" shall mean the notice substantially in the form of Exhibit G hereof.

                  "Allowed Break-Up Payment Claim" has the meaning set forth in Section 1.1(e).

                  "Alternative Agreement" has the meaning set forth in Section 9.3(b).

                  "Alternative Proposal" has the meaning set forth in Section 9.3(d).

                  "Applicable Dividend" has the meaning set forth in Section 3.8(c).

                  "Applicable Percentage" equals, for any Eligible Bondholder, the quotient, as expressed as a percentage, of (a) the aggregate amount of Sub Debt held of record, either directly or through such Bondholder's Holder Representative, by such Eligible Bondholder as of the Plan Voting Date over
(b) $400 million.

                  "Auditor" has the meaning set forth in Section 5.3(b).

                  "Aurora" has the meaning set forth in the Preamble to this Agreement.

                  "Aurora Closing Expenses" means fees and expenses (including fees payable upon the Closing): (i) payable to the lending parties to the Debt Commitment Letter in connection with the Financing; (ii) payable to Miller Buckfire Lewis Ying & Co. pursuant to the MBLY Agreement; (iii) payable to Houlihan Lokey Howard & Zukin pursuant to the certain Letter Agreement, dated July 1, 2003, among Houlihan Lokey Howard & Zukin Capital, Debevoise & Plimpton and the Company; and (iv) incurred by the Informal Committee and any official creditor's committee in each case in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

                  "Bank Fees" has the meaning set forth in Section 1.1(b)(ii).

                  "Bankruptcy Case" means all legal proceedings, including without limitation a voluntary case under Chapter 11 of the Bankruptcy Code, instituted in the Bankruptcy Court in connection with the Restructuring Transaction; provided, that for all purposes relating to the approval or payment of the Break-Up Payment to which CEH LLC becomes entitled prior to the commencement of the Bankruptcy Case hereunder, "Bankruptcy Case" shall mean all legal proceedings instituted in a United States Bankruptcy Court by the Company subsequent to the date of such termination in connection with the Company's restructuring of its financial circumstances and/or capitalization.

                  "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. ss. 101, et seq., as now in effect or hereafter amended.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Bankruptcy Case, or if such Court ceases to exercise jurisdiction over the Bankruptcy Case, such other court that exercises jurisdiction over the Bankruptcy Case.

                  "Bankruptcy Plan" has the meaning set forth in Section 1.1(a)(i).

                  "Board of Directors" means the Board of Directors of the Company.

                  "Bondholder" means any beneficial owner of the Sub Debt.

                  "Bondholder Trust" means a Delaware business trust to be formed to hold the Class A Units received by the Bondholders and any such units that may be subscribed for by the Pinnacle Equity Sponsors pursuant to this Agreement.

                  "Bondholder Trust Interests" means units of beneficial interest in Bondholder Trust.

                  "Break-Up Payment" means, the Termination Payment and the Reimbursable Expenses described in Section 12.2(b).

                  "Break-Up Payment Claim Motion" has the meaning set forth in
Section 1.1(e).

                  "Break-Up Payment Claim Order" has the meaning set forth in
Section 1.1(e).

                  "Break-Up Payment Motion" has the meaning set forth in
Section 1.1(a)(iii).

                  "Break-Up Payment Order" has the meaning set forth in
Section 1.1(a)(iii) hereto.

                  "Business Day" shall have the meaning provided in the Bankruptcy Code.

                  "Cap" has the meaning set forth in Section 9.2(a).

                  "Cash Election" has the meaning set forth in Section 2.1(a).

                  "CDM" has the meaning set forth in the Recitals to this Agreement,

                  "CEH LLC" has the meaning set forth in the Preamble to this Agreement.

                  "CEH LLC Disclosure Schedule" has the meaning set forth in
Article VIII.

                  "CEH LLC Members Agreement" means an amended and restated members' agreement substantially in the form of Exhibit H hereto, with such changes as may be agreed upon by the Pinnacle Equity Investors and Bondholder Trust.

                  "CEH LLC Operating Agreement" means an amended and restated operating agreement substantially in the form of Exhibit I hereto, with such changes as may be agreed upon by the Pinnacle Equity Investors and Bondholder Trust.

                  "Certificate of Merger" means a certificate of merger, in form and substance acceptable to CEH LLC, the Company and the Designated Representative, which (i) meets the requirements of Section 251 of the DGCL and (ii) effects any amendments to the Company's certificate of incorporation required under Section 1123(a)(6) of the Bankruptcy Code and (iii) includes the amendments to Pinnacle's certificate of incorporation set forth in Section
3.4 of the Pinnacle Disclosure Schedule.

                  "Claim" has the meaning set forth in Section 101(5) of the Bankruptcy Code, and includes, without limitation, any claim, demand, action, suit, lawsuit, litigation, hearing, arbitration, proceeding or appeal, whether civil or criminal, administrative or otherwise, by or before any Governmental Authority or arbitrator.

                  "Class A Units" means the Class A Units of CEH LLC.

                  "Closing" has the meaning set forth in Section 5.1.

                  "Closing Date" has the meaning set forth in Section 5.1.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" has the meaning set forth in Section 6.3(a).

                  "Company" has the meaning set forth in the Preamble to this Agreement.

                  "Company Disclosure Schedule" has the meaning set forth in
Article VI.

                  "Company Facilities" has the meaning set forth in Section 6.17(a).

                  "Company Leased Real Property" means all interests in real property pursuant to the Company Leases.

                  "Company Leases" has the meaning set forth in Section
6.16(a).

                  "Company Material Adverse Effect" means any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and Sea Coast, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (a) the economy or securities markets generally, (b) this Agreement or the transactions contemplated hereby or the announcement thereof, (c) the filing of the Bankruptcy Case, (d) any actions taken, or announcements made, by CEH LLC or its Affiliates or Representatives, or (e) war, armed conflicts, terrorist acts or similar external events or the material escalation thereof.

                  "Company Material Contract" has the meaning set forth in
Section 6.11(b).

                  "Company Owned Real Property" has the meaning set forth in
Section 6.16(a).

                  "Company Plan" means the business plan of the Company, dated as of June 13, 2003, previously provided to CEH LLC.

                  "Company Real Property" means, collectively, the Company Owned Real Property and the Company Leased Real Property.

                  "Condition Satisfaction Date" means the date on which the conditions set forth in Sections 11.1(a) - (e), 11.2(c) - (f), 11.2(l) and 11.3(d)-(e) have been satisfied.

                  "Confidentiality Agreement" means the Confidentiality, Secrecy and Non-Disclosure Agreement between J.W. Childs Associates, L.P. and the Company dated March 25, 2003.

                  "Confirmation Order" means the order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code, in form and substance acceptable to CEH LLC and the Designated Representative.

                  "Contract" means any agreement, contract or obligation (whether written or oral) that is legally binding.

                  "Contract Consents" means the consents of third parties required under Contracts to which the Company is a party or pursuant to which it or any of its assets or properties is subject.

                  "Creditor Consents" means such consents or agreements of creditors and security holders as shall be required to effectuate the Restructuring Transaction.

                  "Cumulative Actual EBITDA" means EBITDA for the EBITDA Period, as determined pursuant to Section 5.3 hereof.

                  "Cumulative Targeted EBITDA" means Adjusted EBITDA for the EBITDA Period.

                  "Current 10-K" has the meaning set forth in Section 6.11(a).

                  "Debt Commitment Letter" means that certain Letter Agreement, dated November 3, 2003, among JPMorgan Chase Bank, J.P. Morgan Securities Inc., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Citicorp North America, Inc., Citicorp Global Markets Inc., General Electric Capital Corporation, Canadian Imperial Bank of Commerce and CEH LLC.

                  "Derivative Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to hedge the Company or Sea Coast against fluctuations in interest rates.

                  "Derivative Amount" means the sum of (a) any amounts paid at or around the Closing by the Company under any Derivative Agreement in respect of the settlement and/or termination thereof and (b) $1,018,536.46.

                  "Designated Representative" means, until such time as Bondholder Trust has been formed, the designee of the Informal Committee, and thereafter the voting trustee of Bondholder Trust as such voting trustee may be appointed from time to time in accordance with the Fundamental Documents of Bondholder Trust.

                  "DGCL" means the Delaware General Corporation Law.

                  "DIP Facility" has the meaning set forth in Section
1.1(b)(v).

                  "Disclosure Statement" has the meaning set forth in Section 1.1(a)(ii).

                  "Disclosure Statement Order" means an order entered by the Bankruptcy Court approving the Disclosure Statement.

                  "EBITDA" means, for any period, all as determined in accordance with GAAP, the consolidated net income (or net loss) of the Company and Sea Coast for such period adjusted (without duplication) as follows: plus
(a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) non-cash expenses related to writedowns of property, plant, equipment, intangible assets and other non-current assets, (iv) net total federal, state and local income tax expense, (v) gross interest expense for such period less gross interest income for such period, (vi) extraordinary losses that would appear as such on an income statement in accordance with GAAP, (vii) any non-recurring charge or restructuring charge that has been deducted in the calculation of operating income, (viii) the cumulative effect of any change in accounting principles, and (ix) costs and expenses incurred by the Company or Sea Coast during such period including any success fees which would be payable upon the Closing for the financial advisors, investment bankers, attorneys, accountants or other professionals retained by them in connection with the Restructuring, less (b) extraordinary gains that would appear as such on an income statement in accordance with GAAP.

                  "EBITDA Period" means the period from June 1, 2003 through December 31, 2003.

                  "EBITDA Threshold" means, with respect to the EBITDA Period, an amount equal to the sum of (a) 75% of Adjusted EBITDA for the month of June, 2003 plus (b) 85% of Adjusted EBITDA for subsequent months.

                  "Effective Time" has the meaning set forth in Section 3.2.

                  "Election" means either a Cash Election or an Equity
Election.

                  "Election Form" means a section of the plan ballot, to be distributed to the Bondholders for purposes of making an Equity Election which shall be in a form reasonably agreed upon by the Company, CEH LLC and the Designated Representative.

                  "Eligible Bondholder" has the meaning set forth in Section 2.2(a).

                  "Employee Benefit Plan" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, retention, disability, death benefit, hospitalization or insurance plan, program or arrangement providing benefits to any present or former employee or contractor of Pinnacle or any member of the Pinnacle Aggregated Group maintained by any such entity.

                  "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                  "Equity Commitment Letter" has the meaning set forth in
Section 8.6.

                  "Equity Election" has the meaning set forth in Section
2.1(a).

                  "Equity Election Shortfall" has the meaning set forth in
Section 2.1(d).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

                  "Estimated Aurora Balance Sheet" has the meaning set forth in Section 4.1(a).

                  "Estimated Aurora Net Debt" has the meaning set forth in
Section 4.1(a).

                  "Estimated Aurora Working Capital" has the meaning set forth in Section 4.1(a).

                  "Exceptions" means any action, event, item, matter or circumstance that is (a) required or permitted by (i) this Agreement or any other Transaction Document or (ii) the Restructuring Transaction or (b) disclosed in the SEC Reports.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Agent" means a bank or trust company of national reputation designated by the Company and reasonably satisfactory to CEH LLC and the Designated Representative.

                  "Existing Credit Facility" means the Fifth Amended And Restated Credit Agreement among the Company, the lenders listed therein, JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent, and certain other agents, dated as of November 1, 1999, as amended at any time, and all documents (including without limitation any security agreements or guarantees) related thereto.

                  "Expiration Date" has the meaning set forth in Section
12.1(b).

                  "FDA" means the U.S. Food and Drug Administration and any successor Governmental Entity.

                  "Final Aurora Balance Sheet" has the meaning set forth in
Section 4.1(c).

                  "Financing" means financing contemplated by the Debt Commitment Letter and the High Yield Offering, collectively.

                  "First Day Orders" has the meaning set forth in Section 1.1(a)(iv).

                  "Five Percent Holder" means any Person who "beneficially owns" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that any such Person has the right to acquire, whether or not such right is exercisable immediately), five percent (5%) or more of any class of the Company's capital stock, and shall include the officers, directors, employees, and partners of such Person.

                  "Five Percent Holder Agreements" means (a) the Securityholders Agreement, dated as of April 8, 1998, by and among Aurora/VDK LLC, MBW Investors LLC, VDK Foods LLC and the other parties signatory thereto,
(b) the Advisory Agreement, dated as of April 8, 1998, between MDC Management Company III, L.P. and Aurora/VDK LLC, Van de Kamp's, Inc., VDK Holdings, Inc., the Company and Aurora Foods Holdings Inc. and (c) the Advisory Agreement, dated as of April 8, 1998, among Fenway Partners, Inc. and Aurora/VDK LLC, Van de Kamp's, Inc., VDK Holdings, Inc., the Company and Aurora Foods Holdings Inc.

                  "Fundamental Documents" means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Fundamental Documents" of a corporation would be its charter and by-laws and the "Fundamental Documents" of a limited liability company would be its operating agreement, members' agreement and by-laws.

                  "GAAP" has the meaning set forth in Section 6.5.

                  "Gains and Transfer Taxes" has the meaning set forth in
Section 7.6.

                  "Governmental Entity" means any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

                  "Governmental Requirements" means (a) with respect to the Company, the items referred to in clauses (a) through (d) of Section 6.8 and
(b) with respect to Pinnacle, the items referred to in clauses (a) through (f) of Section 7.6.

                  "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  "High Yield Offering" has the meaning set forth in Section
8.6.

                  "Holder Representative" has the meaning set forth in Section 2.1(a).

                  "Holding" has the meaning set forth in the Recitals to this Agreement.

                  "Holding Option Plan" has the meaning set forth in Section 1.1(c).

                  "HSR Act" has the meaning set forth in Section 11.1(a).

                  "Indebtedness" means, as applied to any Person, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than accounts payable incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business),
(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, and (e) all indebtedness of the type described in clauses (a) through (d) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that obligations under the Derivative Agreements do not constitute Indebtedness.

                  "Indemnified Party" has the meaning set forth in Section
9.2(b).

                  "Indemnity Agreement" means an indemnity agreement among the Company, Bondholder Trust and CEH LLC, substantially in the form attached as Exhibit J hereto.

                  "Informal Committee" has the meaning set forth in the Recitals to this Agreement.

                  "Initial EBITDA Calculation" has the meaning set forth in
Section 5.3(a).

                  "Intellectual Property" means all (a) patents and patent applications; (b) trademarks, trade names, service marks, designs, logos, slogans and general intangibles of like nature, and registrations and applications therefor and the goodwill related thereto; (c) Internet domain names (d) computer software programs (other than commercially available "off-the-shelf" software programs); (e) copyrights and registrations and applications therefor; and (f) trade secrets, know-how, inventions, processes, confidential information, formulae, algorithms, models and methodologies; in each case, owned by the Company or Sea Coast or used in their respective businesses as currently conducted.

                  "IRS" means the Internal Revenue Service.

                  "JPMP" has the meaning set forth in the Recitals to this Agreement.

                  "JWC" has the meaning set forth in the Recitals to this Agreement.

                  "Key Employee Retention Plan" means the plan being implemented by the Company to retain key employees providing for payments no greater than $200,000 individually or $1 million in the aggregate as more fully described in item 1 of Section 6.3(b) of the Company Disclosure Schedule.

                  "Knowledge of CEH LLC" means the actual knowledge of one or more of Stephen P. Murray, Jonathan R. Lynch, Kevin G. O'Brien, John W. Childs, Adam L. Suttin and Raymond B. Rudy.

                  "Knowledge of Pinnacle" means the actual knowledge of one or more of C. Dean Metropoulos, Michael Dion, Lynne Misericorda, M. Kelley Maggs and Jack Kroeger.

                  "Knowledge of the Company" means the actual knowledge of one or more of Dale F. Morrison, William R. McManaman, Richard A. Keffer, Eric Brenk, Michael J. Hojnacki, Ronald B. Hutchison, and John L. Currie.

                  "Latest Pinnacle Balance Sheet Date" has the meaning set forth in Section 7.3.

                  "Laws" means all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

                  "Lenders" means the lenders under the Existing Credit
Facility.

                  "Letter of Intent" has the meaning set forth in the Recitals to this Agreement.

                  "Letter of Transmittal" means a letter of transmittal which shall be in a form reasonably agreed upon by the Company, CEH LLC and the Designated Representative.

                  "License Consents" means the consents of the licensors under the Material Licenses.

                  "Lien" means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim or any kind.

                  "Litigation" has the meaning set forth in Section 6.7(a).

                  "Management Retention Plan" means the Company's Management Retention Plan described in item 4 of Section 9.1 of the Company Disclosure Schedule.

                  "Material Licenses" means the licenses granted pursuant to the agreements set forth in items 27 and 72-79 of Section 6.11(a) of the Company Disclosure Schedule.

                  "MBLY Agreement" means that certain Letter Agreement, dated April 2, 2003, between the Company and Miller Buckfire Lewis Ying & Co.

                  "MBLY Amount" means the amount payable to Miller Buckfire Lewis Ying & Co. upon the closing of the transactions contemplated by this Agreement in accordance with the terms of the MBLY Agreement.

                  "Merger" has the meaning set forth in recitals to this Agreement.

                  "Non-U.S. Plan" has the meaning set forth in Section
6.13(b).

                  "Options" has the meaning set forth in Section 6.3(a).

                  "Orders" has the meaning set forth in Section 1.1(a)(iv).

                  "Ordinary Course of Business" means, with respect to any Person, the ordinary course of business of such Person and such Person's Subsidiaries.

                  "Original SPA" has the meaning set forth in the Recitals to this Agreement.

                  "Paid Default Interest" means the default interest paid or payable by the Company in accordance with the terms of the Amendment and Forbearance, dated as of October 9, 2003, to the Existing Credit Facility.

                  "Payment Order" has the meaning set forth in Section
12.1(g).

                  "Permits" has the meaning set forth in Section 6.10.

                  "Permitted Liens" means (a) any Lien permitted or required under the Existing Credit Facility; (b) any Lien permitted or required under the New Credit Facility; (c) any Lien approved by the Bankruptcy Court, including, Liens granted pursuant to a cash collateral and/or debtor-in-possession financing order and Liens granted as adequate protection;
(d) any Lien granted pursuant to any forbearance agreements, or amendments thereto, entered into with respect to the Existing Credit Facility, including the Vendor Lien Program; (e) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's financial statements in accordance with GAAP; (f) with respect to Company Real Property,
(i) any Liens or other title defects which are not in a liquidated amount and which do not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) or (ii) Liens on Company Owned Real Property that are identified on title commitments or title policies (x) which do not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (y) with respect to which no material breach exists; and (g) inchoate materialmen's, mechanics', carriers', workmen's, repairmen's and similar Liens arising in the Ordinary Course of Business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings.

                  "Person" means any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Pinnacle" has the meaning set forth in the Recitals to this Agreement.

                  "Pinnacle Aggregated Group" has the meaning set forth in
Section 7.10(a).

                  "Pinnacle-Aurora Merger Agreement" means the Agreement and Plan of Merger to be entered into between Pinnacle and the Company substantially in the form of Exhibit K attached hereto.

                  "Pinnacle Common Stock" has the meaning set forth in Section 7.2(a).

                  "Pinnacle Covered Taxes" has the meaning set forth in
Section 7.12(a).

                  "Pinnacle Disclosure Schedule" has the meaning set forth in
Article VII.

                  "Pinnacle Equity Investors" means the Pinnacle Equity Sponsors and CDM.

                  "Pinnacle Equity Sponsors" means JPMP and JWC.

                  "Pinnacle Financial Statements" has the meaning set forth in
Section 7.3.

                  "Pinnacle Information" shall mean: (i) any information relating to Pinnacle provided to the Designated Representative or the Company pursuant to Section 10.4; (ii) any items referred to on the Pinnacle Disclosure Schedules; and (iii) any final due diligence memoranda or reports prepared by the Pinnacle Equity Investors' Advisors and delivered to any Pinnacle Equity Investor regarding Pinnacle.

                  "Pinnacle Intellectual Property" has the meaning set forth in Section 7.11.

                  "Pinnacle Leased Real Property" means all of the real property leased pursuant to the leases identified in Section 4.13(b) of the Pinnacle Disclosure Schedule.

                  "Pinnacle Material Adverse Effect" means any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or conditions (financial or otherwise) of Pinnacle and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Pinnacle Material Adverse Effect: (a) a general deterioration in the United States or Canadian economy or in the economic conditions prevalent in the industry in which Pinnacle and its Subsidiaries operate; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (c) matters relating to, or arising out of, this Agreement or the transactions contemplated hereby or the announcement thereof; (d) any change in applicable Laws or the interpretation thereof other than such pending changes of which CEH LLC has Knowledge of on the date hereof or of which Pinnacle has Knowledge as of the Pinnacle Ownership Date; (e) any actions taken, or announcements made, by the Company or its Affiliates or Representatives; or (f) compliance with the terms of or the taking of any action required by, this Agreement.

                  "Pinnacle Material Contracts" has the meaning set forth in
Section 7.9.

                  "Pinnacle Merger" has the meaning set forth in the Recitals to this Agreement.

                  "Pinnacle Merger Agreement" has the meaning set forth in the Recitals to this Agreement.

                  "Pinnacle Ordinary Course of Business Contract" means (a) contracts or agreements for routine maintenance of the personal property or real property of Pinnacle or any of its Subsidiaries (b) any trade discount or rebate program implemented in the ordinary course of Pinnacle's or any of its Subsidiaries' business, (c) normal and routine open purchase orders or agreements for (i) the purchase of raw materials or supplies used in the manufacture of products of Pinnacle or any of its Subsidiaries or (ii) services provided to Pinnacle or any of its Subsidiaries with an outstanding balance of less than $2,500,000 as of the Pinnacle Ownership Date and (d) agreements (on customer form documents), including, vendor agreements, continuing product guarantees, policy letters, promotional agreements, data access agreements and electronic data interchange agreements, with customers that purchase products from Pinnacle, which agreements were negotiated with and executed by the Pinnacle's predecessor entities, Vlasic Foods International, Inc. and certain of its Subsidiaries, and which, to the Knowledge of CEH LLC, Pinnacle does not have a copy thereof, but as to which Pinnacle has continued its business relationship with such customers.

                  "Pinnacle Owned Real Property" means those parcels of real property owned in fee and used or held for use by Pinnacle or its Subsidiaries as described in Section 7.13(a) of the Pinnacle Disclosure Schedule, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of Pinnacle or its Subsidiaries in and to any street or other property adjoining any portion of such property.

                  "Pinnacle Ownership Date" means the date upon which CEH LLC is, directly or indirectly, the beneficial owner of all of the capital stock of Pinnacle.

                  "Pinnacle Pension Plan" has the meaning set forth in Section 7.10(a).

                  "Pinnacle Permitted Encumbrances" means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a person; (b) mechanics', carriers', workers', repairers' and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations that are (i) not overdue or (ii) being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a person; (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located; (d) other immaterial Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not interfere with the conduct of the business conducted by Pinnacle and its Subsidiaries; (e) Liens on leases of real property arising from the provisions of such leases, including, in relation to Pinnacle Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such Pinnacle Leased Real Property or the continuation of the business conducted by Pinnacle and its Subsidiaries; (f) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Pinnacle Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (i) public utility easements of record, in customary form, to serve the Pinnacle Real Property; (j) Liens not otherwise included as Pinnacle Permitted Encumbrances that are of record and disclosed in the following owner's policies of title insurance, made available to the Company prior to the date hereof: Lawyers Title Insurance Corporation Policy Number 136-01-156390 (Millsboro, Delaware), Lawyers Title Insurance Corporation Policy Number 136-01-616260 (Omaha, Nebraska) (to specifically include, notwithstanding anything to the contrary, the encroachments listed in item 13 of Schedule B thereto), Commonwealth Land Title Insurance Company Policy Number PHI-00-11310HSE (Imlay City, Michigan), Lawyers Title Insurance Corporation Policy Number A75-0301221 (Fayetteville, Arkansas) (to specifically exclude, notwithstanding anything to the contrary, the payment of 2000 real estate taxes listed in item 8 of Schedule B thereto); (k) Liens securing all or any portion of Pinnacle's senior credit facility or any Liens in connection with hedging and derivative agreements permitted thereunder; (l) landlords' Liens in favor of landlords under the leases with respect to the Pinnacle Leased Real Property; and (m) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Pinnacle Leased Real Property and to which the leases with respect to the Pinnacle Leased Real Property are subordinate.

                  "Pinnacle Real Property" means the Pinnacle Leased Real Property and the Pinnacle Owned Real Property.

                  "Pinnacle Senior Credit Facility" means a senior credit facility to be entered into by Pinnacle under the Debt Commitment Letter.

                  "Pinnacle Tax Group" has the meaning set forth in Section 7.12(a).

                  "Plan" means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance, retention or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, retention or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is party, whether written or oral, for the benefit of any current employees, officers, independent contractors, or directors of the Company or Sea Coast.

                  "Plan Voting Date" means the date established by the Bankruptcy Court by which ballots must be submitted to accept or reject the Bankruptcy Plan.

                  "Preferred Stock" has the meaning set forth in Section
6.3(a).

                  "Proceeding" has the meaning set forth in Section 16.2.

                  "Receivables Facility" means the Receivables Facility, dated as of April 19, 2000 as amended, by and between the Company and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank) and all documents related thereto.

                  "Record Date" has the meaning set forth in Section 2.1.

                  "Record Date Bondholder" has the meaning set forth in
Section 2.1(b).

                  "Referee" has the meaning set forth in Section 4.1(c).

                  "Regulatory Approvals" means all approvals, consents, waivers, certificates, and other authorizations reasonably required to be obtained from, or any filings required to be made with, the FDA or any other federal, state, foreign or municipal regulatory agency having jurisdiction over the Company or CEH LLC in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

                  "Reimbursable Expenses" means the reasonable legal, accounting, consulting and other out-of-pocket fees and expenses, including financing commitment fees and/or expenses, which fees and expenses are supported by customary and appropriate documentation delivered to the Company, which documentation relates to the amount of the expense and which fees and expenses were incurred by CEH LLC or on its behalf in connection with any of the transactions contemplated by this Agreement and that have not previously been reimbursed.

                  "Rejection Amounts" means termination, settlement or other costs relating to rejection of leases pursuant to Section 1.1(b)(vii).

                  "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  "Reorganized Company" has the meaning set forth in Section
3.1.

                  "Reply Date" has the meaning set forth in Section 15.15.

                  "Representatives" has the meaning set forth in Section
9.3(a).

                  "Restraints" has the meaning set forth in Section 11.1(b).

                  "Restructuring" means the restructuring of the combined capitalization of the Company and Sea Coast pursuant to the Bankruptcy Plan.

                  "Restructuring Transaction" means any or all of the following: (i) deferral by the Company of payments due on the Sub Debt, (ii) initiation and implementation of the Vendor Lien Program, (iii) discussions and negotiations with the Company's creditors in order to reduce or refinance outstanding senior and subordinated indebtedness of the Company, (iv) suspension of the Company's 1998 Employee Stock Purchase Plan, (v) negotiation and implementation of the DIP Facility, (vi) negotiations and implementation of the Financing, (vii) commencement of the Bankruptcy Case and adoption and implementation of the Bankruptcy Plan, (viii) adoption and implementation of the Management Retention Plan and (ix) any other transaction, filing, case, action or event, or other series of transactions, filings, cases, actions or events (including, without limitation, a consent solicitation, a prenegotiated plan or any other bankruptcy case), whereby the completion of which, as evidenced by a final order, if applicable, the Company, in all material respects, shall have effectuated the Restructuring.

                  "Sea Coast" means Sea Coast Foods, Inc., a Washington corporation.

                  "SEC" means the United States Securities and Exchange Commission and any successor Governmental Entity.

                  "SEC Reports" means all annual reports, quarterly reports, proxy statements and other reports filed by the Company with the SEC under the Exchange Act since December 31, 2001 and through the date of this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

                  "Selected Courts" has the meaning set forth in Section
15.2(a).

                  "Senior Note Amount" means the aggregate principal amount of the Senior Notes, excluding the amount of the original discount from par value for such Senior Notes.

                  "Senior Notes" means the 12% Senior Unsecured Notes of the Company, dated June 27, 2002 and July 2, 2002, respectively, and due October 1, 2006, in the aggregate principal amount of $25 million.

                  "Series A Preferred" has the meaning set forth in Section 6.3(a).

                  "Settlement Amount" means any amounts paid by the Company in settlement of any pending Litigation.

                  "St. Louis Leases" means the (a) Office Lease Agreement, dated June 7, 2001 between the Company and Duke-Weeks Realty Limited Partnership for property located at 11432 Lackland Road, Suites 200 and 300, Maryland Heights, Missouri 63146, as amended April 24, 2002 and (b) Office Lease Agreement, dated June 7, 2001 between the Company and Duke-Weeks Realty Limited Partnership, by its general partner, Duk-Weeks Realty Corporation for property located at 2067 Westport Center Drive, St. Louis, Missouri 63146.

                  "Sub Debt" means the Company's 9 7/8% Senior Subordinated Notes due 2007, the Company's 9 7/8% Series C Senior Subordinated Notes due 2007, and the Company's 8 3/4% Senior Subordinated Notes due 2008.

                  "Subscription Acceptance Notice" has the meaning set forth in Section 2.2(c).

                  "Subscription Election Form" means a subscription election form and related subscription documents which shall be in a form reasonably agreed upon by the Company, CEH LLC and the Designated Representative.

                  "Subscription Payment Deadline" has the meaning set forth in
Section 2.2(d).

                  "Subscription Right Period" has the meaning set forth in
Section 2.2(b).

                  "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

                  "Superior Proposal" has the meaning set forth in Section
9.3(d).

                  "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, alternative minimum or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

                  "Termination Agreement" shall mean the agreement between J.W. Childs Equity Partners III, L.P. and the Company in substantially the form attached hereto as Exhibit L, which Termination Agreement provides that, upon the effectiveness of this Agreement, (A) the Original SPA shall be terminated pursuant to Section 8.1(a) of the Original SPA and the Original SPA shall be of no further force or effect and (b) the Company shall be entitled to terminate the various "standstill" agreements to which it has bound other Persons.

                  "Termination Payment" has the meaning set forth in Section 12.2(a).

                  "Third Party Consents" means (a) with respect to the Company, the items referred to in clauses (e) through (f) of Section 6.8 hereof and (b) with respect to Pinnacle, the consents of each person that is a party to the Pinnacle Material Contracts identified in Section 7.2(c) of the Pinnacle Disclosure Schedule.

                  "Transaction Documents" means this Agreement, the Debt Commitment Letter, the Pinnacle Aurora Merger Agreement and the Termination Agreement.

                  "Trust Accession Instrument" means an instrument, in form reasonably acceptable to the Designated Representative and the Pinnacle Equity Sponsors, pursuant to which the Record Date Bondholders and the Pinnacle Equity Sponsors shall, as a condition to receiving any Sub Debt Equity Consideration, agree (a) to the deposit in Bondholder Trust of their Sub Debt Equity Consideration for their respective accounts and (b) to be bound by the terms of the Fundamental Documents of Bondholder Trust.

                  "Vendor Lien Program" means the program initiated by the Company in connection with the Restructuring under which the Company is offering vendors the ability to obtain a junior secured lien on substantially all of the assets of the Company in return for making shipments after July 1, 2003 on customary terms.

                  "Voting Agent" means the voting agent designated by the Company, which is reasonably acceptable to CEH LLC and the Designated Representative.

                  "Warrants" has the meaning set forth in Section 6.3(a).

                                  ARTICLE XV

                                 MISCELLANEOUS

                  Section 15.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of law principles thereof.

                  Section 15.2 Jurisdiction; Forum; Service of Process; Waiver of Jury. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement, each of the Company and CEH LLC hereby irrevocably:

                           (a) submits to the exclusive jurisdiction of the
courts of the State of Delaware and of the United States of America, in each case located in New Castle County, or any federal bankruptcy court where the Bankruptcy Case is pending (the "Selected Courts"), for any Litigation arising out of or relating to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

                           (b) consents to service of process in any
Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, the Reorganized Company or CEH LLC at their respective addresses referred to in Section 15.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

                           (c) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

                  Section 15.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other party's prior written consent; provided, however, that CEH LLC may, without the consent of the other parties hereto, assign any of its rights and interests under this Agreement (i) as security to any lender or financial institution providing financing for the transactions contemplated hereby or (ii) to an Affiliate of CEH LLC, which assignment, in either case, will not relieve CEH LLC of any obligations hereunder. Except as set forth in Section 9.2 and with respect to the Designated Representative who will have rights on behalf of the Bondholders as a third party beneficiary after the Closing solely with respect to Article III and any covenant which by its terms is to be performed, or by its terms will apply to periods after, the Closing, including without limitation Articles IV and XV and Section 9.10 hereof, only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

                  Section 15.4 Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercede all prior agreements relating to the subject matter hereof (specifically excluding the Confidentiality Agreement which remains in effect in accordance with its terms). Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by the Company and by CEH LLC expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  Section 15.5 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with receipt confirmed), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other party:

                                 (i)   if to the Company prior to the Closing
         Date, to:

                                       Aurora Foods Inc.
                                       11432 Lackland Road
                                       St. Louis, MO  63146
                                       Fax:     (314) 801-2313
                                       Attn:    Richard A. Keffer, Esq.

                                       with a copy to:

                                       Skadden, Arps, Slate, Meagher & Flom LLP
                                       4 Times Square
                                       New York, NY 10036-6522
                                       Fax:     (212) 735-2000
                                       Attn:    J. Gregory Milmoe, Esq.
                                                Patricia Moran, Esq.

                                (ii)   if to the Reorganized Company, to:

                                       Pinnacle Foods Holding Corporation
                                       One Old Bloomfield Road
                                       Mountain Lake, New Jersey  07046
                                       Fax:     (973) 541-6691
                                       Attn:    C. Dean Metropoulos

                                       with a copy to:

                                       Kaye Scholer LLP
                                       425 Park Avenue
                                       New York, NY  10022
                                       Fax:     (212) 836-8689
                                       Attn:    Stephen C. Koval, Esq.

                                       and

                                       O'Melveny & Myers LLP
                                       30 Rockefeller Plaza
                                       New York, NY  10112
                                       Attn:    Gregory A. Gilbert, Esq.
                                       Fax:     (212) 408-2420

                               (iii)   if to CEH LLC, to

                                       Crunch Equity Holding, LLC
                                       c/o J.W. Childs Equity Partners III, L.P.
                                       111 Huntington Avenue - Suite 2900
                                       Boston, MA 02199-7610
                                       Fax:     (617) 753-1101
                                       Attn:    John W. Childs
                                                Adam L. Suttin

                                       and

                                       J.P. Morgan Partners, LLC 1221
                                       Avenue of the Americas New York,
                                       NY 10020-1080 Fax: (212) 899-3401
                                       Attn: Official Notices Clerk FBO:
                                       Jonathan Lynch

                                       with a copy to:

                                       Kaye Scholer LLP
                                       425 Park Avenue
                                       New York, NY  10022
                                       Fax:     (212) 836-8689
                                       Attn:    Stephen C. Koval, Esq.

                                       and

                                       O'Melveny & Myers LLP
                                       30 Rockefeller Plaza
                                       New York, NY  10112
                                       Attn:    Gregory A. Gilbert, Esq.
                                       Fax:     (212) 408-2420

                                (iv)   if to the Designated Representative,
         to:

                                       c/o Oaktree Capital Management
                                       333 South Grand Avenue
                                       Los Angeles, CA  90071
                                       Attn:    Kenneth Liang
                                       Fax:     (213) 830-8522

                                       with a copy to:

                                       Debevoise & Plimpton
                                       919 Third Avenue
                                       New York, NY  10022
                                       Attn:    Steven R. Gross, Esq.
                                       Fax:     (212) 909-6836

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).

                  Section 15.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or CEH LLC upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or CEH LLC nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or CEH LLC of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law, in equity, or otherwise afforded to the Company or CEH LLC shall be cumulative and not alternative.

                  Section 15.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 15.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided, that, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. Any provision held invalid or unenforceable only in part or degree will remain in full force to the extent not held invalid or unenforceable.

                  Section 15.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  Section 15.10 Acknowledgment. The Company acknowledges and agrees that the Confidentiality Agreement, dated October 2, 2002, between JWC and Merrill Lynch & Co., as Agent for the Company, has been terminated and is no longer in force or effect.

                  Section 15.11 No Public Announcement. Neither the Company nor CEH LLC shall make any press release, public announcement or filing with any Governmental Entity concerning the transactions contemplated by the Transaction Documents, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement or by law or rule of the New York Stock Exchange, and then only after giving the other party hereto adequate time to review such disclosure and considering in good faith the comments of the other party hereto and consultation as to such comments with such party as to the content of such disclosure. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions (including the identity of any party and the amounts paid in connection with the transactions); provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.

                  Section 15.12 Further Actions; Reasonable Best Efforts.

                           (a) Upon effectiveness of this Agreement pursuant
to Section 15.15 hereof, without waving any right to terminate this Agreement under Section 12.1 hereof, upon the terms and subject to the conditions hereof, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any Restraint vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

                           (b) In connection with and without limiting the
foregoing, the parties shall use reasonable best efforts (i) to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Documents or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Documents or any other transaction contemplated thereby, to take all action necessary to ensure that the transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the Transaction Documents.

                  Section 15.13 Interpretation.

                           (a) When a reference is made in this Agreement to
an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                           (b) The parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 15.14 Satisfaction with Bondholder Trust. The Designated Representative shall provide the Pinnacle Equity Sponsors with an opportunity to review and comment upon drafts of the Fundamental Documents of Bondholder Trust prior to effectiveness or implementation thereof and shall reasonably consider the Pinnacle Equity Sponsors' comments thereto. In the event that the Pinnacle Equity Sponsors and the Designated Representative are unable to reach agreement with respect to the Pinnacle Equity Sponsors' objection to any of the terms of the Fundamental Documents of Bondholder Trust, then notwithstanding anything in this Agreement to the contrary, the Class A Units to be distributed to the Pinnacle Equity Sponsors pursuant to Sections 3.8 and 4.2 shall be distributed to them directly (and shall not be distributed to Bondholder Trust on their behalf); provided that in such case the Pinnacle Equity Sponsors and the Designated Representative shall agree upon a mechanism whereby the Pinnacle Equity Sponsors make suitable provision for any pro-rata obligations the Pinnacle Equity Sponsors may have under the Indemnity Agreement.

                  Section 15.15 Conditions Precedent to Effectiveness of This Agreement. Other than the terms and conditions of Sections 10.4 and 10.9 hereof and this Article XV hereof, which shall be binding and enforceable as of the date of this Agreement, no other provision of this Agreement shall be binding upon any party hereto or any other Person until the Agreement Effectiveness Notice is validly delivered by the Company and the Designated Representative to CEH LLC as set forth below. As soon as practicable following the Pinnacle Ownership Date, but in any case within ten (10) Business Days of the Pinnacle Ownership Date, CEH LLC shall deliver to the Company and the Designated Representative the Pinnacle Information and the Pinnacle Disclosure Schedule. On or prior to later of (i) December 12, 2003 and (ii) the tenth Business Day following receipt of the Pinnacle Information and the Pinnacle Disclosure Schedules (such later date, the "Reply Date"), the Company and the Designated Representative shall, acting reasonably and in good faith, determine whether the Pinnacle Information and Pinnacle Disclosure Schedules are acceptable to the Company and the Designated Representative, and if the Company and the Designated Representative so determine, the Company and the Designated Representative shall deliver to CEH LLC a signed copy of the Agreement Effectiveness Notice in compliance with the terms of Section 15.5 hereof. This Agreement shall become binding and effective against the parties hereto, only in the event that the Agreement Effectiveness Notice has been validly delivered by the Company and the Designated Representative on or prior to the Reply Date and if such Agreement Effectiveness Notice is validly received on or prior to the Reply Date, the Termination Agreement shall become binding and effective on the Reply Date. To the extent that the Agreement Effectiveness Notice is not validly delivered by the Company and the Designated Representative on or prior to the Reply Date, then this Agreement and the Termination Agreement shall be treated as if each had not been executed or delivered by any Person or for any purpose whatsoever. Notwithstanding the foregoing, if the Pinnacle Ownership Date does not occur within ten (10) Business Days of execution and delivery of this Agreement, then this Agreement and the Termination Agreement shall be treated as if each had not been executed or delivered by any Person or for any purpose whatsoever.

                  Section 15.16 Notice Regarding Pinnacle Lenders. CEH LLC agrees to promptly deliver to the Company a notice following the review by the lenders under the Pinnacle Senior Credit Facility of this Agreement (including the Exhibits and Schedules hereto) indicating whether such lenders are satisfied with the terms and conditions of this Agreement in satisfaction of the condition to that effect in the Pinnacle Senior Credit Facility.

                          [SIGNATURE PAGES TO FOLLOW]

                  IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

                                           AURORA FOODS INC.


                                           By: /s/ Dale F. Morrison
                                               ---------------------------------
                                               Name:     Dale F. Morrison
                                               Title:    Chairman and Interim
                                                         Chief Executive Officer


                                           CRUNCH EQUITY HOLDING, LLC


                                           By: /s/ Jonathan Lynch
                                               ---------------------------------
                                               Name:
                                               Title: